 Exhibit 99.2

SouthState Corporation and Subsidiaries

 Consolidated Balance Sheets

(Dollars in thousands, except par value)

	March 31,	December 31,
	2024	2023
	(Unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$478,271	$510,922
Federal funds sold and interest-earning deposits with banks	493,378	236,435
Deposits in other financial institutions (restricted cash)	237,808	251,520
Total cash and cash equivalents	1,209,457	998,877
Trading securities, at fair value	66,188	31,321
Investment securities:
Securities held to maturity (fair value of $2,016,567 and $2,084,736)	2,446,589	2,487,440
Securities available for sale, at fair value	4,598,400	4,784,388
Other investments	187,285	192,043
Total investment securities	7,232,274	7,463,871
Loans held for sale	56,553	50,888
Loans:
Acquired - non-purchased credit deteriorated loans	4,534,583	4,796,913
Acquired - purchased credit deteriorated loans	1,031,283	1,108,813
Non-acquired loans	27,101,444	26,482,763
Less allowance for credit losses	(469,654)	(456,573)
Loans, net	32,197,656	31,931,916
Premises and equipment, net	512,635	519,197
Bank owned life insurance (“BOLI”)	997,562	991,454
Deferred tax assets	170,818	164,354
Derivatives assets	176,784	172,939
Mortgage servicing rights	87,970	85,164
Core deposit and other intangibles	83,193	88,776
Goodwill	1,923,106	1,923,106
Other assets	430,642	480,161
Total assets	$45,144,838	$44,902,024
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$10,546,410	$10,649,274
Interest-bearing	26,632,024	26,399,635
Total deposits	37,178,434	37,048,909
Federal funds purchased	273,367	248,162
Securities sold under agreements to repurchase	281,324	241,023
Corporate and subordinated debentures	391,812	391,904
Other borrowings	—	100,000
Reserve for unfunded commitments	53,229	56,303
Derivative liabilities	954,788	804,486
Other liabilities	464,875	478,139
Total liabilities	39,597,829	39,368,926
Shareholders’ equity:
Common stock - $2.50 par value; authorized 160,000,000 shares; 76,177,163 and 76,022,039 shares issued and outstanding, respectively	190,443	190,055
Surplus	4,230,345	4,240,413
Retained earnings	1,749,215	1,685,166
Accumulated other comprehensive loss	(622,994)	(582,536)
Total shareholders’ equity	5,547,009	5,533,098
Total liabilities and shareholders’ equity	$45,144,838	$44,902,024

The Accompanying Notes are an Integral Part of the Financial Statements.

SouthState Corporation and Subsidiaries

Consolidated Statements of Income (unaudited)

 (In thousands, except per share data)

	Three Months Ended
	March 31,
	2024	2023
Interest income:
Loans, including fees	$463,688	$393,366
Investment securities:
Taxable	39,745	41,565
Tax-exempt	5,568	6,557
Federal funds sold, securities purchased under agreements to resell and interest-bearing deposits with banks	8,254	8,921
Total interest income	517,255	450,409
Interest expense:
Deposits	160,162	55,942
Federal funds purchased and securities sold under agreements to repurchase	4,727	2,853
Corporate and subordinated debentures	6,009	5,735
Other borrowings	2,421	4,616
Total interest expense	173,319	69,146
Net interest income	343,936	381,263
Provision for credit losses	12,686	33,091
Net interest income after provision for credit losses	331,250	348,172
Noninterest income:
Fees on deposit accounts	33,145	29,859
Mortgage banking income	6,169	4,332
Trust and investment services income	10,391	9,937
Correspondent banking and capital markets income	4,311	13,594
SBA income	4,363	3,722
Securities gains, net	—	45
Other income	13,179	9,866
Total noninterest income	71,558	71,355
Noninterest expense:
Salaries and employee benefits	150,453	144,060
Occupancy expense	22,577	21,533
Information services expense	22,353	19,925
OREO and loan related expense	606	169
Amortization of intangibles	5,998	7,299
Supplies, printing and postage expense	2,540	2,640
Professional fees	3,115	3,702
FDIC assessment and other regulatory charges	8,534	6,294
FDIC special assessment	3,854	—
Advertising and marketing	1,984	2,118
Merger, branch consolidation, severance related and other expense	4,513	9,412
Other expense	22,763	23,353
Total noninterest expense	249,290	240,505
Earnings:
Income before provision for income taxes	153,518	179,022
Provision for income taxes	38,462	39,096
Net income	$115,056	$139,926
Earnings per common share:
Basic	$1.51	$1.84
Diluted	$1.50	$1.83
Weighted average common shares outstanding:
Basic	76,301	75,902
Diluted	76,660	76,389

The Accompanying Notes are an Integral Part of the Financial Statements.

SouthState Corporation and Subsidiaries

Consolidated Statements of Comprehensive Income (unaudited)

 (Dollars in thousands)

	Three Months Ended
	March 31,
	2024	2023
Net income	$115,056	$139,926
Other comprehensive income:
Unrealized holding (losses) gains on available for sale securities:
Unrealized holding (losses) gains arising during period	(53,576)	72,772
Tax effect	13,118	(9,501)
Reclassification adjustment for gains included in net income	—	45
Tax effect	—	(12)
Net of tax amount	(40,458)	63,304
Other comprehensive (loss) income, net of tax	(40,458)	63,304
Comprehensive income	$74,598	$203,230

The Accompanying Notes are an Integral Part of the Financial Statements.

SouthState Corporation and Subsidiaries

Consolidated Statements of Changes in Shareholders’ Equity (unaudited)

 Three months ended March 31, 2024 and 2023

(Dollars in thousands, except for share data)

					Accumulated Other
	Common Stock			Retained	Comprehensive
	Shares	Amount	Surplus	Earnings	Loss	Total
Balance, December 31, 2022	75,704,563	$189,261	$4,215,712	$1,347,042	$(677,088)	$5,074,927
Comprehensive income:
Net income	—	—	—	139,926	—	139,926
Other comprehensive income, net of tax effects	—	—	—	—	63,304	63,304
Total comprehensive income						203,230
Cash dividends declared on common stock at $0.50 per share	—	—	—	(37,912)	—	(37,912)
Cash dividend equivalents paid on restricted stock units	—	—	—	(420)	—	(420)
Stock options exercised	23,516	59	1,114	—	—	1,173
Restricted stock awards (forfeits)	(2,233)	(5)	5	—	—	—
Stock issued pursuant to restricted stock units	177,708	444	(444)	—	—	—
Common stock repurchased	(43,889)	(110)	(3,306)	—	—	(3,416)
Share-based compensation expense	—	—	11,422	—	—	11,422
Balance, March 31, 2023	75,859,665	$189,649	$4,224,503	$1,448,636	$(613,784)	$5,249,004
Balance, December 31, 2023	76,022,039	$190,055	$4,240,413	$1,685,166	$(582,536)	$5,533,098
Comprehensive income:
Net income	—	—	—	115,056	—	115,056
Other comprehensive loss, net of tax effects	—	—	—	—	(40,458)	(40,458)
Total comprehensive income						74,598
Cash dividends declared on common stock at $0.52 per share	—	—	—	(39,598)	—	(39,598)
Cash dividend equivalents paid on restricted stock units	—	—	—	(1,163)	—	(1,163)
Stock options exercised	6,349	16	375	—	—	391
Restricted stock awards (forfeits)	(64)	(1)	1	—	—	—
Stock issued pursuant to restricted stock units	344,376	861	(861)	—	—	—
Common stock repurchased - buyback plan	(100,000)	(250)	(7,735)	—	—	(7,985)
Common stock repurchased	(95,537)	(238)	(7,715)	—	—	(7,953)
Share-based compensation expense	—	—	5,867	—	—	5,867
Cumulative change in accounting principle due to the adoption of ASU 2023-02	—	—	—	(10,246)	—	(10,246)
Balance, March 31, 2024	76,177,163	$190,443	$4,230,345	$1,749,215	$(622,994)	$5,547,009

The Accompanying Notes are an Integral Part of the Financial Statements.

SouthState Corporation and Subsidiaries

Consolidated Statements of Cash Flows (unaudited)

 (Dollars in thousands)

	Three Months Ended
	March 31,
	2024	2023
Cash flows from operating activities:
Net income	$115,056	$139,926
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,079	15,015
Provision for credit losses	12,686	33,091
Deferred income taxes	2,137	3,127
Gains on sale of securities, net	—	(45)
Share-based compensation expense	5,867	11,422
Accretion of discount related to acquired loans	(4,287)	(7,398)
Gains on disposal of premises and equipment	(8)	(65)
Gains on sale of bank properties held for sale and repossessed real estate	(155)	(514)
Net amortization of premiums and discounts on investment securities	4,816	5,358
Bank properties held for sale and repossessed real estate write downs	18	410
Fair value adjustment for loans held for sale	144	9
Originations and purchases of loans held for sale	(228,440)	(157,683)
Proceeds from sales of loans held for sale	225,355	160,808
Gains on sales of loans held for sale	(2,724)	(1,456)
Increase in cash surrender value of BOLI	(6,700)	(5,906)
Net change in:
Accrued interest receivable	(6,120)	(3,921)
Prepaid assets	(115)	2,406
Operating leases	80	72
Bank owned life insurance	(200)	(930)
Trading securities	(34,868)	15,225
Derivative assets	(3,844)	51,729
Miscellaneous other assets	14,427	(115,557)
Accrued interest payable	(11,935)	14,193
Accrued income taxes	32,734	36,423
Derivative liabilities	150,302	(227,559)
Miscellaneous other liabilities	(646)	91,201
Net cash provided by operating activities	277,659	59,381
Cash flows from investing activities:
Proceeds from sales of investment securities available for sale	—	125,298
Proceeds from maturities and calls of investment securities held to maturity	39,811	45,308
Proceeds from maturities and calls of investment securities available for sale	128,636	110,287
Proceeds from sales and redemptions of other investment securities	59,375	25,500
Purchases of other investment securities	(54,616)	(63,773)
Net increase in loans	(283,413)	(518,335)
Recoveries of loans previously charged off	5,261	3,589
Purchases of premises and equipment	(5,511)	(7,642)
Proceeds from redemption and payout of bank owned life insurance policies	792	3,794
Proceeds from sale of bank properties held for sale and repossessed real estate	3,698	1,511
Proceeds from sale of premises and equipment	12	616
Net cash used in investing activities	(105,955)	(273,847)
Cash flows from financing activities:
Net increase in deposits	129,678	51,450
Net increase (decrease) in federal funds purchased and securities sold under agreements to repurchase and other short-term borrowings	65,506	(12,309)
Proceeds from borrowings	1,150,000	2,150,000
Repayment of borrowings	(1,250,000)	(1,250,000)
Common stock repurchases	(15,938)	(3,416)
Dividends paid	(40,761)	(38,333)
Stock options exercised	391	1,173
Net cash provided by financing activities	38,876	898,565
Net increase in cash and cash equivalents	210,580	684,099
Cash and cash equivalents at beginning of period	998,877	1,312,563
Cash and cash equivalents at end of period	$1,209,457	$1,996,662
Supplemental Disclosures:
Cash Flow Information:
Cash paid for:
Interest	$185,254	$54,953
Income taxes	$147	$2,400
Recognition of operating lease assets in exchange for lease liabilities	$2,544	$—
Schedule of Noncash Investing Transactions:
Real estate acquired in full or in partial settlement of loans	$940	$2,826

The Accompanying Notes are an Integral Part of the Financial Statements.

SouthState Corporation and Subsidiaries

Notes to Consolidated Financial Statements (unaudited)

Note 1 — Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, otherwise referred to as GAAP, for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and disclosures required for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Certain prior period information has been reclassified to conform to the current period presentation, and these reclassifications had no impact on net income or equity as previously reported. Operating results for the three months ended March 31, 2024 are not necessarily indicative of the results that may be expected for the year ending December 31, 2024.

The consolidated balance sheet at December 31, 2023 has been derived from the audited financial statements at that date but does not include all of the information and disclosures required by GAAP for complete financial statements.

Note 2 — Summary of Significant Accounting Policies

The information contained in the consolidated financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2024, should be referenced when reading these unaudited consolidated financial statements. Unless otherwise mentioned or unless the context requires otherwise, references herein to “SouthState,” the “Company,” “we,” “us,” “our” or similar references mean SouthState Corporation and its consolidated subsidiaries. References to the “Bank” or “SouthState Bank” means SouthState Corporation’s wholly owned subsidiary, South State Bank, National Association, a national banking association.

Loans

Loans that management has originated and has the intent and ability to hold for the foreseeable future or until maturity or pay off generally are reported at their unpaid principal balances, less unearned income and net of any deferred loan fees and costs, including unamortized fair value discount or premium. Unearned income on installment loans is recognized as income over the terms of the loans by methods that generally approximate the interest method. Interest on other loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. If the loan is prepaid, the remaining unamortized fees and costs are charged or credited to interest income. Amortization ceases for non-accrual loans.

We place loans on nonaccrual once reasonable doubt exists about the collectability of all principal and interest due. Generally, this occurs when principal or interest is 90 days or more past due, unless the loan is well secured and in the process of collection and excludes factored receivables. For factored receivables, which are commercial trade credits rather than promissory notes, the Company’s practice, in most cases, is to charge-off unpaid recourse receivables when they become 90 days past due from the invoice due date and the non-recourse receivables when they become 120 days past due from the statement due date. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

A loan is evaluated individually for loss when it is on nonaccrual and has a net book balance over $1 million. Large pools of homogeneous loans are collectively evaluated for loss and reserved at the pool level. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as nonaccrual, provided that management expects to collect all amounts due, including interest accrued at the contractual interest rate for the period of delay.

Allowance for Credit Losses (“ACL”) – Investment Securities

Management monitors the held to maturity securities portfolio to determine whether a valuation account should be recorded. Management evaluates impairment where there has been a decline in fair value below the amortized cost basis of a security to determine whether there is a credit loss associated with the decline in fair value at least quarterly, and more frequently when economic or market concerns warrant such evaluation. The Company’s methodology on how the ACL is calculated is disclosed in Note 1 — Summary of Significant Accounting Policies, under the “ACL – Investment Securities” section, of our Annual Report on Form 10-K for the year ended December 31, 2023. As of March 31, 2024 and December 31, 2023, the Company had $2.4 billion and $2.5 billion, respectively, of held to maturity securities and no related valuation account.

The Company follows its nonaccrual policy by reversing interest income in the income statement when the Company determines the interest for held to maturity securities is uncollectible. Therefore, management excludes the accrued interest receivable balance from the amortized cost basis in measuring expected credit losses on the investment securities and does not record an allowance for credit losses on accrued interest receivable. As of March 31, 2024 and December 31, 2023, the accrued interest receivables for all investment securities recorded in Other Assets were $25.8 million and $26.5 million, respectively.

ACL – Loans and Certain Off-Balance-Sheet Credit Exposures

The ACL for loans held for investment reflects management’s estimate of credit losses that will result from the inability of our borrowers to make required loan payments. The Company makes adjustments to the ACL by recording a provision for or recovery of credit losses through earnings. Loans charged off are recorded as reductions to the ACL on the balance sheet and subsequent recoveries of loan charge-offs are recorded as increases to the ACL when they are received.

Management uses systematic methodologies to determine its ACL for loans held for investment and certain off-balance-sheet credit exposures. The ACL is a valuation account that is deducted from the amortized cost basis to present the net amount expected to be collected on the loan portfolio. Management considers the effects of past events, current conditions, and reasonable and supportable forecasts on the collectability of the loan portfolio. The Company’s estimate of its ACL involves a high degree of judgment; therefore, management’s process for determining expected credit losses may result in a range of expected credit losses. The Company’s ACL recorded in the balance sheet reflects management’s best estimate within the range of expected credit losses. The Company recognizes in net income the amount needed to adjust the ACL for management’s current estimate of expected credit losses.

The Company’s ACL is calculated using collectively evaluated and individually evaluated loans. The Company’s methodology on how the ACL is calculated is disclosed in Note 1 — Summary of Significant Accounting Policies, under the “ACL – Loans” section, of our Annual Report on Form 10-K for the year ended December 31, 2023.

Management measures expected credit losses over the contractual term of a loan. When determining the contractual term, the Company considers expected prepayments but is precluded from considering expected extensions, renewals, or modifications. Loans modified to a borrower experiencing financial difficulty are reviewed by the Bank to determine if an interest rate reduction, a term extension, an other-than-insignificant payment delay, a principal forgiveness, or any combination of these has occurred.

The ACL includes expected losses from modifications of receivables to borrowers experiencing financial difficulty. Losses on modifications of non-accrual loans over $1 million to borrowers experiencing financial difficulty are estimated on an individual basis. Because the effect of the remainder of modifications made to borrowers experiencing financial difficulty is already incorporated into the measurement methodologies used to estimate the allowance, they are accounted for as pooled loans.

For purchased credit-deteriorated, otherwise referred to herein as PCD, assets are defined as acquired individual financial assets (or acquired groups of financial assets with similar risk characteristics) that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by the Company’s assessment. The Company records acquired PCD loans by adding the expected credit losses (i.e., allowance for credit losses) to the purchase price of the financial assets rather than recording through the provision for credit losses in the income statement. The expected credit loss, as of the acquisition day, of a PCD loan is added to the allowance for credit losses. The non-credit discount or premium is the difference between the unpaid principal balance and the amortized cost basis as of the acquisition date. Subsequent to the acquisition date, the change in the ACL on PCD loans is recognized through the Provision for Credit Losses in the Consolidated Statements of Income. The non-credit discount or premium is accreted or amortized, respectively, into interest income over the remaining life of the PCD loan on a level-yield basis.

The Company follows its nonaccrual policy by reversing contractual interest income in the income statement when the Company places a loan on nonaccrual status. Therefore, management excludes the accrued interest receivable balance from the amortized cost basis in measuring expected credit losses on the portfolio and does not record an allowance for credit losses on accrued interest receivable. As of March 31, 2024 and December 31, 2023, the accrued interest receivables for loans recorded in Other Assets were $131.0 million and $127.0 million, respectively.

The Company has a variety of assets that have a component that qualifies as an off-balance sheet exposure. These primarily include undrawn portions of revolving lines of credit and standby letters of credit. The expected losses associated with these exposures within the unfunded portion of the expected credit loss are recorded as a liability on the balance sheet. Management has determined that a majority of the Company’s off-balance sheet credit exposures are not unconditionally cancellable. Management completes funding studies based on historical data to estimate the percentage of unfunded loan commitments that will ultimately be funded to calculate the reserve for unfunded commitments. Management applies this funding rate, along with the loss factor rate determined for each pooled loan segment, to unfunded loan commitments, excluding unconditionally cancellable exposures and letters of credit, to arrive at the reserve for unfunded loan commitments. As of March 31, 2024 and December 31, 2023, the liabilities recorded for expected credit losses on unfunded commitments were $53.2 million and $56.3 million, respectively. The current adjustment to the reserve for unfunded commitments is recognized through the Provision for Credit Losses in the Consolidated Statements of Income.

Reclassification and Correction

Certain amounts previously reported have been reclassified to conform to the current quarter’s presentation. Such reclassifications had no effect on net income and shareholders’ equity.

Note 3 — Recent Accounting and Regulatory Pronouncements

Accounting Standards Adopted

In March 2023, the FASB issued ASU 2023-02, Investments - Equity Method and Joint Ventures (Topic 323): Accounting for Investments in Tax Credit Structures Using the Proportional Amortization Method. The amendments in this update allow the option for an entity to apply the proportional amortization method of accounting to other equity investments, in addition to the previously permitted low-income housing tax credit (“LIHTC”) structured investments, that are made for the primary purpose of receiving tax credits or other income tax benefits, if certain conditions are met. The proportional amortization method of accounting results in the amortization of applicable investments, as well as the related income tax credits or other income tax benefits received, being presented on a single line within income tax expense on the consolidated statements of income. Prior to this update, the application of the proportional amortization method of accounting was limited to LIHTC structured investments. Under this update, an entity has the option to apply the proportional amortization method of accounting to applicable investments on a tax-credit-program-by-tax-credit-program basis. Also under this update, LIHTC structured investments for which the proportional amortization method is not applied can no longer be accounted for using the delayed equity contribution guidance. The amendments in this update also require additional disclosures in interim and annual periods concerning investments for which the proportional amortization method is applied, including the nature of tax equity investments, the effect of tax equity investments and related income tax credits and other income tax benefits on the financial position and results of operations.

The Company adopted ASU 2023-02 effective January 1, 2024, and changed the accounting method of its LIHTC structured investments from the equity method to the proportional amortization method. The Company adopted ASU 2023-02 using the modified retrospective approach. Under this adoption approach, management was required to verify the LIHTCs met the conditions for proportional amortization method as of the date the investments were originally made by the Bank. In addition, management evaluated the actual tax credits and other income tax benefits received, as well as the remaining benefits expected to be received, as of the adoption date. The cumulative difference between the equity method and proportional amortization method resulted in a one-time cumulative effect adjustment recorded through retained earnings as of January 1, 2024. The cumulative effect resulting from the adoption of proportional amortization method was a net reduction to retained earnings of $9.4 million, which reflects the amortization expense in proportion to the tax credits and benefits realized on a life-to-date basis of all LIHTCs as of December 31, 2023. Additionally, the proportional amortization method does not require deferred taxes be tracked as was the case with the equity method; therefore, deferred taxes of $836,000 were written-off as an additional reduction to retained earnings effective January 1, 2024.

Issued But Not Yet Adopted Accounting Standards

In November 2023, the FASB issued ASU No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, to improve disclosures about a public entity’s reportable segments and address requests from investors and other allocators of capital for additional, more detailed information about a reportable segment’s expenses. Segment information gives investors an understanding of overall performance and is key to assessing potential future cash flows. In addition, although information about a segment’s revenue and measure of profit or loss is disclosed in an entity’s financial statements, there is limited information disclosed about a segment’s expenses. The key amendments include annual and interim disclosures of significant expenses and other segment items that are regularly provided to the chief operating decision maker and included within each reported measure of profit or loss, as well as any other key measure of performance used for segment management decisions. This ASU also requires disclosure of key profitability measures used in assessing performance and how to allocate resources. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company does not anticipate this ASU will have a material impact on its financial statements.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which aims to address requests for improved income tax disclosures from investors, lenders, creditors and other allocators of capital (collectively, “investors”) that use the financial statements to make capital allocation decisions. The amendments in this ASU address investor requests for more transparency about income tax information, including jurisdictional information, by requiring consistent categories and greater disaggregation of information in both the rate reconciliation and income taxes paid disaggregated by jurisdiction. The amendments are effective for annual periods beginning after December 15, 2024. The Company does not anticipate this ASU will have a material impact on its financial statements.

Note 4 — Securities

Investment Securities

The following is the amortized cost and fair value of investment securities held to maturity:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value
March 31, 2024:
U.S. Government agencies	$197,269	$—	$(25,821)	$171,448
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,406,440	—	(246,764)	1,159,676
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	437,718	—	(72,593)	365,125
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	352,399	—	(73,294)	279,105
Small Business Administration loan-backed securities	52,763	—	(11,550)	41,213
	$2,446,589	$—	$(430,022)	$2,016,567
December 31, 2023:
U.S. Government agencies	$197,267	$—	$(24,607)	$172,660
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,438,102	—	(227,312)	1,210,790
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	444,883	—	(68,139)	376,744
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	354,055	—	(71,327)	282,728
Small Business Administration loan-backed securities	53,133	—	(11,319)	41,814
	$2,487,440	$—	$(402,704)	$2,084,736

The following is the amortized cost and fair value of investment securities available for sale:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
(Dollars in thousands)	Cost	Gains	Losses	Value
March 31, 2024:
U.S. Treasuries	$24,920	$—	$(333)	$24,587
U.S. Government agencies	246,118	—	(22,313)	223,805
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,780,838	161	(288,576)	1,492,423
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	611,044	4	(102,936)	508,112
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,213,549	767	(202,099)	1,012,217
State and municipal obligations	1,127,834	2	(167,477)	960,359
Small Business Administration loan-backed securities	393,770	52	(43,779)	350,043
Corporate securities	30,521	—	(3,667)	26,854
	$5,428,594	$986	$(831,180)	$4,598,400
December 31, 2023:
U.S. Treasuries	$74,720	$—	$(830)	$73,890
U.S. Government agencies	246,089	—	(21,383)	224,706
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,822,104	294	(264,092)	1,558,306
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	626,735	—	(99,313)	527,422
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,217,125	1,516	(194,471)	1,024,170
State and municipal obligations	1,129,750	2	(152,291)	977,461
Small Business Administration loan-backed securities	413,950	86	(42,350)	371,686
Corporate securities	30,533	—	(3,786)	26,747
	$5,561,006	$1,898	$(778,516)	$4,784,388

The following is the amortized cost and carrying value of other investment securities:

Carrying
(Dollars in thousands)	Value
March 31, 2024:
Federal Home Loan Bank stock	$18,086
Federal Reserve Bank stock	150,261
Investment in unconsolidated subsidiaries	3,563
Other nonmarketable investment securities	15,375
$187,285
December 31, 2023:
Federal Home Loan Bank stock	$22,836
Federal Reserve Bank stock	150,261
Investment in unconsolidated subsidiaries	3,563
Other nonmarketable investment securities	15,383
$192,043

The Company’s other investment securities consist of non-marketable equity securities that have no readily determinable market value. Accordingly, when evaluating these securities for impairment, management considers the ultimate recoverability of the par value rather than recognizing temporary declines in value. As of March 31, 2024, we determined that there was no impairment on other investment securities.

The amortized cost and fair value of debt securities at March 31, 2024 by contractual maturity are detailed below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

	Securities		Securities
	Held to Maturity		Available for Sale
	Amortized	Fair	Amortized	Fair
(Dollars in thousands)	Cost	Value	Cost	Value
Due in one year or less	$64,365	$63,576	$157,891	$155,556
Due after one year through five years	36,550	32,413	262,765	246,685
Due after five years through ten years	468,529	399,174	1,295,555	1,111,329
Due after ten years	1,877,145	1,521,404	3,712,383	3,084,830
	$2,446,589	$2,016,567	$5,428,594	$4,598,400

During the three months ended March 31, 2024, there were no sales of securities available for sale and therefore, there were no gains or losses on sale securities available for sale. During the three months ended March 31, 2023, there were gross gains of $1.3 million and gross losses of $1.3 million realized from the sale of available for sale securities.

There were no sales of held to maturity securities during the three months ended March 31, 2024 or March 31, 2023.

Information pertaining to our securities with gross unrealized losses at March 31, 2024 and December 31, 2023, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position is as follows:

	Less Than		Twelve Months
	Twelve Months		or More
	Gross Unrealized	Fair	Gross Unrealized	Fair
(Dollars in thousands)	Losses	Value	Losses	Value
March 31, 2024:
Securities Held to Maturity
U.S. Government agencies	$—	$—	$25,821	$171,448
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	—	—	246,764	1,159,676
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	—	—	72,593	365,125
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	—	—	73,294	279,105
Small Business Administration loan-backed securities	—	—	11,550	41,213
	$—	$—	$430,022	$2,016,567
Securities Available for Sale
U.S. Treasuries	$—	$—	$333	$24,597
U.S. Government agencies	—	—	22,313	223,805
Residential mortgage-backed securities issued by U.S. government
agencies or sponsored enterprises	135	8,878	288,441	1,473,944
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	—	—	102,936	506,900
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	63	14,929	202,036	932,902
State and municipal obligations	1,981	19,989	165,496	936,573
Small Business Administration loan-backed securities	62	16,734	43,717	317,469
Corporate securities	10	489	3,657	26,366
	$2,251	$61,019	$828,929	$4,442,556
December 31, 2023:
Securities Held to Maturity
U.S. Government agencies	$—	$—	$24,607	$172,660
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	—	—	227,312	1,210,790
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	—	—	68,139	376,745
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	—	—	71,327	282,728
Small Business Administration loan-backed securities	—	—	11,319	41,814
	$—	$—	$402,704	$2,084,737
Securities Available for Sale
U.S. Treasuries	$—	$—	$830	$73,890
U.S. Government agencies	—	—	21,383	224,706
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	122	9,358	263,970	1,539,208
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	—	—	99,313	527,422
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	91	7,959	194,380	955,059
State and municipal obligations	177	6,340	152,114	967,305
Small Business Administration loan-backed securities	128	42,447	42,222	304,770
Corporate securities	18	480	3,768	26,267
	$536	$66,584	$777,980	$4,618,627

The Company’s valuation methodology for securities impairment is disclosed in Note 1—Summary of Significant Accounting Policies, under “Investment Securities” section, of our Annual Report on Form 10-K for the year ended December 31, 2023. All debt securities in an unrealized loss position as of March 31, 2024 continue to perform as scheduled and management does not believe there is a credit loss or a provision for credit losses is necessary. Management does not currently intend to sell the securities within the portfolio and it is not more-likely-than-not that the Company will be required to sell the debt securities. Management continues to monitor all of the securities with a high degree of scrutiny. See Note 2 — Summary of Significant Accounting Policies for further discussion.

At March 31, 2024, investment securities with a market value of $2.2 billion and a carrying value of $2.4 billion were pledged to secure public funds deposits and for other purposes required and permitted by law (excluding securities pledged to secure repurchase agreement disclosed in Note 19 — Short-Term Borrowings, under the “Securities Sold Under Agreements to Repurchase (“Repurchase agreements”)” section). Of the $2.4 billion carrying value of investment securities pledged, $2.2 billion were pledged to secure public funds deposits, $145.4 million were pledged to secure FHLB advances and $111.2 million were pledged to secure interest rate swap positions with correspondent banks. At December 31, 2023, investment securities with a market value of $3.0 billion and a carrying value of $3.2 billion were pledged to secure public funds deposits and for other purposes required and permitted by law. Of the $3.2 billion carrying value of investment securities pledged, $2.4 billion were pledged to secure public funds deposits, $729.4 million were pledged to secure FHLB advances and $115.0 million were pledged to secure interest rate swap positions with correspondent banks.

Trading Securities

At March 31, 2024 and December 31, 2023, trading securities, at estimated fair value, were as follows:

	March 31,	December 31,
(Dollars in thousands)	2024	2023
U.S. Government agencies	$10,352	$1,537
Residential mortgage pass-through securities issued or guaranteed by U.S. government agencies or sponsored enterprises	11,383	14,461
Other residential mortgage issued or guaranteed by U.S. government agencies or sponsored enterprises	1,148	—
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	8,467	—
State and municipal obligations	31,263	14,620
Other debt securities	3,575	703
	$66,188	$31,321

Net gains (losses) on trading securities for the three months ended March 31, 2024 and 2023 were as follows:

	Three Months Ended
	March 31,
(Dollars in thousands)	2024	2023
Net gains (losses) on sales transaction	$54	$(139)
Net mark to mark gains (losses)	12	(6)
Net gains (losses) on trading securities	$66	$(145)

Note 5 — Loans

The following is a summary of total loans:

	March 31,	December 31,
(Dollars in thousands)	2024	2023
Loans:
Construction and land development (1)	$2,437,343	$2,923,514
Commercial non-owner occupied	9,112,474	8,571,634
Commercial owner occupied real estate	5,511,855	5,497,671
Consumer owner occupied (2)	6,814,472	6,595,005
Home equity loans	1,408,594	1,398,445
Commercial and industrial	5,544,131	5,504,539
Other income producing property	640,055	656,334
Consumer	1,196,895	1,233,650
Other loans	1,491	7,697
Total loans	32,667,310	32,388,489
Less allowance for credit losses	(469,654)	(456,573)
Loans, net	$32,197,656	$31,931,916

(1)	Construction and land development includes loans for both commercial construction and development, as well as loans for 1-4 family residential construction and lot loans.
(2)	Consumer owner occupied real estate includes loans on both 1-4 family owner occupied property, as well as loans collateralized by 1-4 family owner occupied properties with a business intent.

The above table reflects the loan portfolio at the amortized cost basis for the periods March 31, 2024 and December 31, 2023, to include net deferred costs of $73.5 million and $68.0 million, respectively, and unamortized discount total related to loans acquired of $47.0 million and $51.3 million, respectively. Accrued interest receivables of $131.0 million and $127.0 million, respectively, are accounted for separately and reported in other assets for the periods March 31, 2024 and December 31, 2023.

As part of the ongoing monitoring of the credit quality of our loan portfolio, management tracks certain credit quality indicators, including trends related to (i) the level of classified loans, (ii) net charge-offs, (iii) non-performing loans (see details below), and (iv) the general economic conditions of the markets that we serve.

The Company utilizes a risk grading matrix to assign a risk grade to each commercial loan. Classified loans are assessed at a minimum of every six months. A description of the general characteristics of the risk grades is as follows:

●	Pass—These loans range from minimal credit risk to average, however, are still an acceptable credit risk.
●	Special mention—A special mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or the Bank’s credit position at some future date.
●	Substandard—A substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness, or weaknesses, that may jeopardize the liquidation of the debt. A substandard loan is characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.
●	Doubtful—A doubtful loan has all of the weaknesses inherent in one classified as substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of the currently existing facts, conditions and values, highly questionable and improbable.

Construction and land development loans in the following table are on commercial and speculative real estate. Consumer owner occupied loans are collateralized by 1-4 family owner occupied properties with a business intent.

The following table presents the credit risk profile by risk grade of commercial loans by origination year as of and for the period ending March 31, 2024:

	Term Loans
(Dollars in thousands)	Amortized Cost Basis by Origination Year
As of March 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving	Total
Construction and land development
Risk rating:
Pass	$35,066	$473,874	$1,000,523	$180,743	$10,816	$19,062	$50,450	$1,770,534
Special mention	745	1,682	9,808	16,397	—	444	—	29,076
Substandard	—	140	12,825	252	—	625	—	13,842
Doubtful	—	—	—	—	1	5	—	6
Total Construction and land development	$35,811	$475,696	$1,023,156	$197,392	$10,817	$20,136	$50,450	$1,813,458
Construction and land development
Current-period gross charge-offs	$—	$—	$—	$—	$—	$1,475	$—	$1,475

Commercial non-owner occupied
Risk rating:
Pass	$107,887	$868,623	$2,517,853	$2,096,226	$638,979	$2,146,534	$88,091	$8,464,193
Special mention	251	18,178	113,268	51,150	11,975	24,327	92	219,241
Substandard	9,421	68,144	94,125	46,638	75,312	132,713	—	426,353
Doubtful	—	—	—	1	—	2,686	—	2,687
Total Commercial non-owner occupied	$117,559	$954,945	$2,725,246	$2,194,015	$726,266	$2,306,260	$88,183	$9,112,474
Commercial non-owner occupied
Current-period gross charge-offs	$—	$—	$—	$—	$—	$71	$—	$71

Commercial Owner Occupied
Risk rating:
Pass	$109,773	$567,722	$1,014,720	$1,064,707	$625,627	$1,736,191	$80,895	$5,199,635
Special mention	546	1,916	50,708	18,272	1,124	16,233	6,530	95,329
Substandard	6,055	27,372	36,626	31,846	27,093	80,001	7,890	216,883
Doubtful	—	3	—	—	1	4	—	8
Total commercial owner occupied	$116,374	$597,013	$1,102,054	$1,114,825	$653,845	$1,832,429	$95,315	$5,511,855
Commercial owner occupied
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Commercial and industrial
Risk rating:
Pass	$724,949	$877,565	$1,069,116	$618,382	$345,615	$553,640	$1,104,937	$5,294,204
Special mention	590	2,281	9,120	3,476	626	4,397	17,388	37,878
Substandard	13,723	35,119	28,743	24,535	4,334	20,473	85,001	211,928
Doubtful	—	2	19	65	1	28	6	121
Total commercial and industrial	$739,262	$914,967	$1,106,998	$646,458	$350,576	$578,538	$1,207,332	$5,544,131
Commercial and industrial
Current-period gross charge-offs	$—	$515	$966	$126	$7	$1,106	$420	$3,140

Other income producing property
Risk rating:
Pass	$12,698	$55,905	$125,282	$93,363	$49,758	$132,751	$41,024	$510,781
Special mention	91	512	257	161	825	2,408	266	4,520
Substandard	615	686	3,818	2,370	401	5,511	1,570	14,971
Doubtful	—	—	—	—	—	—	—	—
Total other income producing property	$13,404	$57,103	$129,357	$95,894	$50,984	$140,670	$42,860	$530,272
Other income producing property
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Consumer owner occupied
Risk rating:
Pass	$1,274	$18,235	$4,270	$3,798	$556	$267	$26,917	$55,317
Special mention	21	232	332	—	15	268	—	868
Substandard	923	24	—	—	6	1,724	150	2,827
Doubtful	—	—	—	—	—	1	—	1
Total Consumer owner occupied	$2,218	$18,491	$4,602	$3,798	$577	$2,260	$27,067	$59,013
Consumer owner occupied
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Other loans
Risk rating:
Pass	$1,491	$—	$—	$—	$—	$—	$—	$1,491
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Total other loans	$1,491	$—	$—	$—	$—	$—	$—	$1,491
Other loans
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total Commercial Loans
Risk rating:
Pass	$993,138	$2,861,924	$5,731,764	$4,057,219	$1,671,351	$4,588,445	$1,392,314	$21,296,155
Special mention	2,244	24,801	183,493	89,456	14,565	48,077	24,276	386,912
Substandard	30,737	131,485	176,137	105,641	107,146	241,047	94,611	886,804
Doubtful	—	5	19	66	3	2,724	6	2,823
Total Commercial Loans	$1,026,119	$3,018,215	$6,091,413	$4,252,382	$1,793,065	$4,880,293	$1,511,207	$22,572,694
Commercial Loans
Current-period gross charge-offs	$—	$515	$966	$126	$7	$2,652	$420	$4,686

The following table presents the credit risk profile by risk grade of commercial loans by origination year as of and for the period ending December 31, 2023:

	Term Loans
(Dollars in thousands)	Amortized Cost Basis by Origination Year
As of December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving	Total
Construction and land development
Risk rating:
Pass	$480,860	$1,036,691	$503,433	$19,626	$5,585	$19,200	$49,191	$2,114,586
Special mention	1,683	35,790	2,922	—	—	458	—	40,853
Substandard	390	46,311	765	—	4,285	767	—	52,518
Doubtful	—	—	—	3	—	5	—	8
Total Construction and land development	$482,933	$1,118,792	$507,120	$19,629	$9,870	$20,430	$49,191	$2,207,965
Construction and land development
Current-period gross charge-offs	$—	$—	$—	$204	$—	$2	$—	$206

Commercial non-owner occupied
Risk rating:
Pass	$759,501	$2,501,611	$1,878,889	$674,470	$706,794	$1,535,248	$104,698	$8,161,211
Special mention	3,376	38,854	19,899	10,044	9,872	12,976	93	95,114
Substandard	73,282	11,928	35,692	61,893	78,976	53,388	149	315,308
Doubtful	—	—	1	—	—	—	—	1
Total Commercial non-owner occupied	$836,159	$2,552,393	$1,934,481	$746,407	$795,642	$1,601,612	$104,940	$8,571,634
Commercial non-owner occupied
Current-period gross charge-offs	$—	$—	$51	$—	$—	$253	$—	$304

Commercial Owner Occupied
Risk rating:
Pass	$556,192	$1,015,236	$1,088,976	$635,694	$648,082	$1,176,796	$88,298	$5,209,274
Special mention	1,976	31,484	15,777	1,435	7,776	22,551	690	81,689
Substandard	24,240	37,922	26,810	26,308	20,310	63,220	7,890	206,700
Doubtful	3	—	—	1	—	4	—	8
Total commercial owner occupied	$582,411	$1,084,642	$1,131,563	$663,438	$676,168	$1,262,571	$96,878	$5,497,671
Commercial owner occupied
Current-period gross charge-offs	$—	$126	$—	$—	$—	$—	$—	$126

Commercial and industrial
Risk rating:
Pass	$1,187,836	$1,140,702	$669,188	$367,668	$182,519	$413,271	$1,313,978	$5,275,162
Special mention	2,395	7,624	3,604	2,762	3,870	898	18,300	39,453
Substandard	26,780	29,515	23,423	4,001	5,472	15,226	85,409	189,826
Doubtful	2	11	68	1	—	13	3	98
Total commercial and industrial	$1,217,013	$1,177,852	$696,283	$374,432	$191,861	$429,408	$1,417,690	$5,504,539
Commercial and industrial
Current-period gross charge-offs	$7,272	$3,171	$13,169	$429	$765	$1,637	$1,144	$27,587

Other income producing property
Risk rating:
Pass	$58,012	$129,858	$96,743	$51,615	$40,988	$105,810	$39,701	$522,727
Special mention	517	266	347	69	288	2,296	203	3,986
Substandard	693	5,062	2,634	588	630	5,772	2,121	17,500
Doubtful	—	—	—	—	—	—	—	—
Total other income producing property	$59,222	$135,186	$99,724	$52,272	$41,906	$113,878	$42,025	$544,213
Other income producing property
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Consumer owner occupied
Risk rating:
Pass	$18,908	$4,509	$2,746	$1,293	$287	$315	$25,635	$53,693
Special mention	236	339	18	41	271	—	—	905
Substandard	24	—	—	927	1,560	182	150	2,843
Doubtful	—	—	—	—	—	1	1	2
Total Consumer owner occupied	$19,168	$4,848	$2,764	$2,261	$2,118	$498	$25,786	$57,443
Consumer owner occupied
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Other loans
Risk rating:
Pass	$7,697	$—	$—	$—	$—	$—	$—	$7,697
Special mention	—	—	—	—	—	—	—	—
Substandard	—	—	—	—	—	—	—	—
Doubtful	—	—	—	—	—	—	—	—
Total other loans	$7,697	$—	$—	$—	$—	$—	$—	$7,697
Other loans
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total Commercial Loans
Risk rating:
Pass	$3,069,006	$5,828,607	$4,239,975	$1,750,366	$1,584,255	$3,250,640	$1,621,501	$21,344,350
Special mention	10,183	114,357	42,567	14,351	22,077	39,179	19,286	262,000
Substandard	125,409	130,738	89,324	93,717	111,233	138,555	95,719	784,695
Doubtful	5	11	69	5	—	23	4	117
Total Commercial Loans	$3,204,603	$6,073,713	$4,371,935	$1,858,439	$1,717,565	$3,428,397	$1,736,510	$22,391,162
Commercial Loans
Current-period gross charge-offs	$7,272	$3,297	$13,220	$633	$765	$1,892	$1,144	$28,223

For the consumer segment, delinquency of a loan is determined by past due status. Consumer loans are automatically placed on nonaccrual status once the loan is 90 days past due. Construction and land development loans are on 1-4 family residential properties and lots.

The following table presents the credit risk profile by past due status of consumer loans by origination year as of and for the period ending March 31, 2024:

	Term Loans
(Dollars in thousands)	Amortized Cost Basis by Origination Year
As of March 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving	Total
Consumer owner occupied
Days past due:
Current	$179,144	$1,025,871	$2,226,767	$1,626,546	$616,378	$1,059,905	$—	$6,734,611
30 days past due	—	1,471	3,070	1,617	402	3,234	—	9,794
60 days past due	—	195	160	328	224	339	—	1,246
90 days past due	—	1,156	2,916	975	1,495	3,266	—	9,808
Total Consumer owner occupied	$179,144	$1,028,693	$2,232,913	$1,629,466	$618,499	$1,066,744	$—	$6,755,459
Consumer owner occupied
Current-period gross charge-offs	$—	$108	$182	$—	$12	$41	$—	$343

Home equity loans
Days past due:
Current	$2,263	$6,032	$5,453	$2,604	$1,420	$12,653	$1,371,195	$1,401,620
30 days past due	—	147	11	174	—	983	1,481	2,796
60 days past due	—	69	—	53	—	216	1,482	1,820
90 days past due	—	71	302	283	427	709	566	2,358
Total Home equity loans	$2,263	$6,319	$5,766	$3,114	$1,847	$14,561	$1,374,724	$1,408,594
Home equity loans
Current-period gross charge-offs	$—	$—	$—	$—	$—	$110	$—	$110

Consumer
Days past due:
Current	$46,549	$277,649	$279,610	$128,520	$68,194	$191,345	$186,563	$1,178,430
30 days past due	6	523	447	30	157	1,568	6,751	9,482
60 days past due	—	188	159	74	8	512	4,138	5,079
90 days past due	—	323	164	45	161	1,057	2,154	3,904
Total consumer	$46,555	$278,683	$280,380	$128,669	$68,520	$194,482	$199,606	$1,196,895
Consumer
Current-period gross charge-offs	$—	$279	$547	$86	$10	$210	$1,365	$2,497

Construction and land development
Days past due:
Current	$8,360	$150,103	$338,834	$89,736	$16,412	$20,306	$—	$623,751
30 days past due	—	—	—	—	—	—	—	—
60 days past due	—	—	47	—	—	63	—	110
90 days past due	—	—	—	—	1	23	—	24
Total Construction and land development	$8,360	$150,103	$338,881	$89,736	$16,413	$20,392	$—	$623,885
Construction and land development
Current-period gross charge-offs	$—	$—	$304	$—	$—	$—	$—	$304

Other income producing property
Days past due:
Current	$1,119	$6,292	$42,762	$17,490	$4,119	$37,399	$197	$109,378
30 days past due	—	—	—	—	—	271	—	271
60 days past due	—	—	—	—	—	13	—	13
90 days past due	—	—	—	—	—	121	—	121
Total other income producing property	$1,119	$6,292	$42,762	$17,490	$4,119	$37,804	$197	$109,783
Other income producing property
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total Consumer Loans
Days past due:
Current	$237,435	$1,465,947	$2,893,426	$1,864,896	$706,523	$1,321,608	$1,557,955	$10,047,790
30 days past due	6	2,141	3,528	1,821	559	6,056	8,232	22,343
60 days past due	—	452	366	455	232	1,143	5,620	8,268
90 days past due	—	1,550	3,382	1,303	2,084	5,176	2,720	16,215
Total Consumer Loans	$237,441	$1,470,090	$2,900,702	$1,868,475	$709,398	$1,333,983	$1,574,527	$10,094,616
Consumer Loans
Current-period gross charge-offs	$—	$387	$1,033	$86	$22	$361	$1,365	$3,254

The following table presents the credit risk profile by past due status of total loans by origination year as of and for the period ending March 31, 2024:

	Term Loans
(Dollars in thousands)	Amortized Cost Basis by Origination Year
As of March 31, 2024	2024	2023	2022	2021	2020	Prior	Revolving	Total
Total Loans	$1,263,560	$4,488,305	$8,992,115	$6,120,857	$2,502,463	$6,214,276	$3,085,734	$32,667,310

Current-period gross charge-offs	$—	$902	$1,999	$212	$29	$3,013	$1,785	$7,940

The following table presents the credit risk profile by past due status of consumer loans by origination year as of and for the period ending December 31, 2023:

	Term Loans
(Dollars in thousands)	Amortized Cost Basis by Origination Year
As of December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving	Total
Consumer owner occupied
Days past due:
Current	$1,019,956	$2,125,156	$1,641,518	$628,107	$288,304	$809,419	$—	$6,512,460
30 days past due	1,589	2,268	1,524	654	707	4,012	—	10,754
60 days past due	—	766	528	680	—	813	—	2,787
90 days past due	1,280	2,538	1,089	1,689	315	4,650	—	11,561
Total Consumer owner occupied	$1,022,825	$2,130,728	$1,644,659	$631,130	$289,326	$818,894	$—	$6,537,562
Consumer owner occupied
Current-period gross charge-offs	$68	$90	$27	$—	$—	$2	$—	$187

Home equity loans
Days past due:
Current	$6,551	$6,454	$2,887	$1,396	$1,003	$11,518	$1,358,829	$1,388,638
30 days past due	60	—	132	21	44	539	5,860	6,656
60 days past due	—	—	12	104	—	458	1,268	1,842
90 days past due	117	—	27	194	1	672	298	1,309
Total Home equity loans	$6,728	$6,454	$3,058	$1,715	$1,048	$13,187	$1,366,255	$1,398,445
Home equity loans
Current-period gross charge-offs	$—	$—	$—	$64	$—	$29	$84	$177

Consumer
Days past due:
Current	$299,871	$305,283	$141,369	$75,213	$60,265	$143,725	$182,608	$1,208,334
30 days past due	443	321	247	142	137	1,384	10,757	13,431
60 days past due	64	254	152	4	4	973	6,420	7,871
90 days past due	93	395	174	196	110	1,108	1,938	4,014
Total consumer	$300,471	$306,253	$141,942	$75,555	$60,516	$147,190	$201,723	$1,233,650
Consumer
Current-period gross charge-offs	$373	$1,586	$571	$280	$217	$537	$8,478	$12,042

Construction and land development
Days past due:
Current	$135,739	$425,276	$111,205	$20,322	$8,555	$14,265	$—	$715,362
30 days past due	—	—	—	111	—	—	—	111
60 days past due	—	—	—	—	—	—	—	—
90 days past due	—	—	—	1	—	75	—	76
Total Construction and land development	$135,739	$425,276	$111,205	$20,434	$8,555	$14,340	$—	$715,549
Construction and land development
Current-period gross charge-offs	$—	$—	$—	$—	$—	$19	$—	$19

Other income producing property
Days past due:
Current	$6,310	$43,022	$18,536	$4,331	$2,537	$36,911	$280	$111,927
30 days past due	—	—	—	—	—	67	—	67
60 days past due	—	—	—	—	—	—	—	—
90 days past due	—	—	—	—	—	127	—	127
Total other income producing property	$6,310	$43,022	$18,536	$4,331	$2,537	$37,105	$280	$112,121
Other income producing property
Current-period gross charge-offs	$—	$—	$—	$—	$—	$—	$—	$—

Total Consumer Loans
Days past due:
Current	$1,468,427	$2,905,191	$1,915,515	$729,369	$360,664	$1,015,838	$1,541,717	$9,936,721
30 days past due	2,092	2,589	1,903	928	888	6,002	16,617	31,019
60 days past due	64	1,020	692	788	4	2,244	7,688	12,500
90 days past due	1,490	2,933	1,290	2,080	426	6,632	2,236	17,087
Total Consumer Loans	$1,472,073	$2,911,733	$1,919,400	$733,165	$361,982	$1,030,716	$1,568,258	$9,997,327
Consumer Loans
Current-period gross charge-offs	$441	$1,676	$598	$344	$217	$587	$8,562	$12,425

The following table presents the credit risk profile by past due status of total loans by origination year as of and for the period ending December 31, 2023:

	Term Loans
(Dollars in thousands)	Amortized Cost Basis by Origination Year
As of December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving	Total
Total Loans	$4,676,676	$8,985,446	$6,291,335	$2,591,604	$2,079,547	$4,459,113	$3,304,768	$32,388,489

Current-period gross charge-offs	$7,713	$4,973	$13,818	$977	$982	$2,479	$9,706	$40,648

The following table presents an aging analysis of past due accruing loans, segregated by class.

	30 - 59 Days	60 - 89 Days	90+ Days	Total		Non-	Total
(Dollars in thousands)	Past Due	Past Due	Past Due	Past Due	Current	Accruing	Loans
March 31, 2024
Construction and land development	$45	$63	$—	$108	$2,435,673	$1,562	$2,437,343
Commercial non-owner occupied	4,175	7,895	70	12,140	9,092,461	7,873	9,112,474
Commercial owner occupied	9,183	1,252	80	10,515	5,446,445	54,895	5,511,855
Consumer owner occupied	6,682	80	—	6,762	6,782,182	25,528	6,814,472
Home equity loans	2,106	1,226	—	3,332	1,398,638	6,624	1,408,594
Commercial and industrial	22,510	7,243	2,482	32,235	5,447,024	64,872	5,544,131
Other income producing property	313	52	—	365	636,958	2,732	640,055
Consumer	9,253	4,776	—	14,029	1,177,312	5,554	1,196,895
Other loans	—	—	—	—	1,491	—	1,491
	$54,267	$22,587	$2,632	$79,486	$32,418,184	$169,640	$32,667,310
December 31, 2023
Construction and land development	$624	$—	$—	$624	$2,921,457	$1,433	$2,923,514
Commercial non-owner occupied	2,194	123	1,378	3,695	8,546,630	21,309	8,571,634
Commercial owner occupied	3,852	1,141	988	5,981	5,446,803	44,887	5,497,671
Consumer owner occupied	7,903	552	920	9,375	6,560,359	25,271	6,595,005
Home equity loans	6,500	1,326	—	7,826	1,385,687	4,932	1,398,445
Commercial and industrial	25,231	7,194	9,193	41,618	5,399,390	63,531	5,504,539
Other income producing property	569	570	—	1,139	651,993	3,202	656,334
Consumer	13,212	7,370	—	20,582	1,207,411	5,657	1,233,650
Other loans	—	—	—	—	7,697	—	7,697
	$60,085	$18,276	$12,479	$90,840	$32,127,427	$170,222	$32,388,489

The following table is a summary of information pertaining to nonaccrual loans by class, including loans modified for borrowers with financial difficulty as of March 31, 2024 and December 31, 2023:

	March 31,	Greater than	Non-accrual	December 31,
(Dollars in thousands)	2024	90 Days Accruing(1)	with no allowance(1)	2023
Construction and land development	$1,562	$—	$—	$1,433
Commercial non-owner occupied	7,873	70	2,799	21,309
Commercial owner occupied real estate	54,895	80	20,675	44,887
Consumer owner occupied	25,528	—	—	25,271
Home equity loans	6,624	—	—	4,932
Commercial and industrial	64,872	2,482	27,065	63,531
Other income producing property	2,732	—	—	3,202
Consumer	5,554	—	—	5,657
Total loans on nonaccrual status	$169,640	$2,632	$50,539	$170,222

(1)	Greater than 90 days accruing and non-accrual with no allowance loans at March 31, 2024.

There is no interest income recognized during the period on nonaccrual loans. The Company follows its nonaccrual policy by reversing contractual interest income in the income statement when the Company places a loan on nonaccrual status. Loans on nonaccrual status in which there is no allowance assigned are individually evaluated loans that do not carry a specific reserve. See Note 2 — Summary of Significant Accounting Policies for further detailed descriptions on individually evaluated loans.

The following is a summary of collateral dependent loans, by type of collateral, and the extent to which they are collateralized during the period:

	March 31,	Collateral		December 31,	Collateral
(Dollars in thousands)	2024	Coverage	%	2023	Coverage	%
Commercial owner occupied real estate
Church	$4,671	$8,391	180%	$3,537	$6,705	190%
Industrial	7,049	13,950	198%	7,172	15,273	213%
Other	16,032	29,202	182%	12,231	23,747	194%
Commercial non-owner occupied real estate
Retail	—	—		3,216	4,208	131%
Other	—	—		12,607	29,182	231%
Office	2,799	2,799	100%	—	—
Commercial and industrial
Other	43,289	54,810	127%	44,116	46,114	105%
Total collateral dependent loans	$73,840	$109,152		$82,879	$125,229

The Bank designates individually evaluated loans on non-accrual with a net book balance exceeding the designated threshold as collateral dependent loans. Collateral dependent loans are loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral and the borrower is experiencing financial difficulty. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining the ACL. Under ASC 326-20-35-6, the Bank has adopted the collateral maintenance practical expedient to measure the ACL based on the fair value of collateral. The ACL is calculated on an individual loan basis based on the shortfall between the fair value of the loan's collateral, which is adjusted for selling costs, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required. The Bank’s threshold for individually evaluated loans is $1.0 million. The changes above in collateral percentage are due to appraisal value updates or changes in the number of loans within the asset class and collateral type. Overall collateral dependent loans decreased $9.0 million during the three months ended March 31, 2024.

Loans on nonaccrual status at the date of modification are initially classified as nonaccrual. Loans on accruing status at the date of modification are initially classified as accruing if the note is reasonably assured of repayment and performance is expected in accordance with its modified terms. Such loans may be designated as nonaccrual loans subsequent to the modification date if reasonable doubt exists as to the collection of interest or principal under the modification agreement. Nonaccrual loans are returned to accruing status when there is economic substance to the modification, there is documented credit evaluation of the borrower’s financial condition, the remaining balance is reasonably assured of repayment in accordance with its modified terms, and the borrower has demonstrated sustained repayment performance in accordance with the modified terms for a reasonable period of time (generally a minimum of six months). See Note 2 — Summary of Significant Accounting Policies for how such modifications are factored into the determination of the ACL for the periods presented above.

The following tables present loans designated as modifications made to borrowers experiencing financial difficulty during the three months ended March 31, 2024 and 2023, respectively. The loans are segregated by type of modification and asset class, indicating the financial effect of the modifications. The amortized cost balance for the modified loans presented below exclude accrued interest receivable of approximately $16,000 and $12,000 as of March 31, 2024 and 2023, respectively.

	Three Months Ended March 31,
	2024			2023
			Reduction in Weighted			Reduction in Weighted
	Amortized	% of Total	Average Contractual	Amortized	% of Total	Average Contractual
(Dollars in thousands)	Cost	Asset Class	Interest Rate	Cost	Asset Class	Interest Rate
Interest rate reduction
Consumer owner occupied	$923	0.01%	9.00 to 5.00%	$—	—	—
Total interest rate reductions	$923			$—

	Three Months Ended March 31,
	2024			2023
			Increase in			Increase in
	Amortized	% of Total	Weighted Average	Amortized	% of Total	Weighted Average
(Dollars in thousands)	Cost	Asset Class	Life of Loan	Cost	Asset Class	Life of Loan
Term extension
Construction and land development	$—	—	—	$260	0.04%	12 months
Commercial non-owner occupied	—	—	—	—	—	—
Commercial owner occupied real estate	—	—	—	2,105	0.02%	8 months
Commercial and industrial	—	—	—	1,145	0.02%	10 months
Consumer	—			282	0.02%	6 months
Total term extensions	$—			$3,792

The Bank on occasion will enter into modification agreements which extend the maturity payoff on a loan or reduce the interest rate, for borrowers willing to continue to pay, to minimize losses for the Bank. At March 31, 2024, the Company had no remaining commitments to lend additional funds on loans to borrowers experiencing financial difficulty and modified during the current reporting period.

The following table presents the changes in status of loans modified within the previous twelve months to borrowers experiencing financial difficulty, as of March 31, 2024 and 2023, by type of modification. There were no subsequent defaults.

	March 31,
	2024			2023
	Paying Under			Paying Under
	Restructured	Converted to	Foreclosures	Restructured	Converted to	Foreclosures
	Terms	Nonaccrual	and Defaults	Terms	Nonaccrual	and Defaults
	Amortized	Amortized	Amortized	Amortized	Amortized	Amortized
(Dollars in thousands)	Cost	Cost	Cost	Cost	Cost	Cost
Interest rate reduction
Commercial owner occupied real estate	$839	$—	$—	$—	$—	$—
Consumer owner occupied	923	—	—	—	—	—
Total interest rate reductions	$1,762	$—	$—	$—	$—	$—

Term extension
Construction and land development	$—	$—	$—	$260	$—	$—
Commercial non-owner occupied	1,241	—	—	—	—	—
Commercial owner occupied real estate	7,075	—	—	2,105	—	—
Consumer owner occupied	—	—	—	282	—	—
Commercial and industrial	1,596	—	—	1,145	—	—
Other income producing property	337	—	—	—	—	—
Total term extensions	$10,249	$—	$—	$3,792	$—	$—

Term Extension and Interest Rate Reduction
Consumer owner occupied	$258	$—	$—	$—	$—	$—
Total combinations	$258	$—	$—	$—	$—	$—
	$12,269	$—	$—	$3,792	$—	$—

The following table depicts the performance of loans modified within the previous twelve months to borrowers experiencing financial difficulty, as of March 31, 2024 and 2023.

	March 31, 2024			March 31, 2023
	Payment Status (Amortized Cost Basis)			Payment Status (Amortized Cost Basis)
		30-89 Days	90+ Days		30-89 Days	90+ Days
(Dollars in thousands)	Current	Past Due	Past Due	Current	Past Due	Past Due
Construction and land development	$—	$—	$—	$260	$—	$—
Commercial non-owner occupied	1,241	—	—	—	—	—
Commercial owner occupied real estate	7,914	—	—	2,105	—	—
Consumer owner occupied	923	258	—	282	—	—
Commercial and industrial	1,596	—	—	1,145	—	—
Other income producing property	337	—	—	—	—	—
Total	$12,011	$258	$—	$3,792	$—	$—

Note 6 — Allowance for Credit Losses (ACL)

See Note 2 — Summary of Significant Accounting Policies for further detailed descriptions of our estimation process and methodology related to the allowance for credit losses.

The following table presents a disaggregated analysis of activity in the allowance for credit losses for the three months ended March 31, 2024 and 2023, as follows:

(Dollars in thousands)	Residential Mortgage Sr.	Residential Mortgage Jr.	HELOC	Residential Construction	Comm Constr. & Dev.	Consumer	Multifamily	Municipal	CRE Owner Occupied	Non-Owner Occupied CRE	C & I	Total
Three Months Ended March 31, 2024
Allowance for credit losses:
Balance at end of period December 31, 2023	$78,052	$745	$10,942	$5,024	$65,772	$23,331	$13,766	$900	$71,580	$137,055	$49,406	$456,573
Charge-offs	(343)	—	(110)	(304)	(1,475)	(2,497)	—	—	—	(71)	(3,140)	(7,940)
Recoveries	123	39	292	7	1,007	1,125	25	—	103	10	2,530	5,261
Net (charge offs) recoveries	(220)	39	182	(297)	(468)	(1,372)	25	—	103	(61)	(610)	(2,679)
Provision (recovery) (1)	9,652	446	600	(175)	(4,444)	1,394	3,221	(24)	914	(2,296)	6,472	15,760
Balance at end of period March 31, 2024	$87,484	$1,230	$11,724	$4,552	$60,860	$23,353	$17,012	$876	$72,597	$134,698	$55,268	$469,654

Three Months Ended March 31, 2023
Allowance for credit losses:
Balance at end of period December 31, 2023	$72,188	$405	$14,886	$8,974	$45,410	$22,767	$3,684	$849	$58,083	$78,485	$50,713	$356,444
Charge-offs	(2)	—	(39)	—	—	(2,729)	—	—	—	(51)	(1,806)	(4,627)
Recoveries	294	5	245	72	258	584	—	—	293	106	1,732	3,589
Net (charge offs) recoveries	292	5	206	72	258	(2,145)	—	—	293	55	(74)	(1,038)
Provision (recovery) (1)	4,871	(61)	(774)	130	9,401	2,697	1,823	30	(835)	3,933	(5,976)	15,239
Balance at end of period March 31, 2023	$77,351	$349	$14,318	$9,176	$55,069	$23,319	$5,507	$879	$57,541	$82,473	$44,663	$370,645

(1)	A negative provision (recovery) for credit losses for unfunded commitments of ($3.1) million was recorded during the first quarter of 2024, compared to $17.9 million recorded during the first quarter of 2023, that is not included in the above table.

Note 7 — Leases

As of March 31, 2024 and December 31, 2023, we had operating right-of-use (“ROU”) assets of $99.7 million and $100.3 million, respectively, and operating lease liabilities of $107.7 million and $108.3 million, respectively. We maintain operating leases on land and buildings for some of our operating centers, branch facilities and ATM locations. Most leases include one or more options to renew, with renewal terms extending up to 20 years. The exercise of renewal options is based on the sole judgment of management and what they consider to be reasonably certain given the environment today. Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of renewal rate compared to market rates, and the presence of factors that would cause a significant economic penalty to us if the option is not exercised. Leases with an initial term of 12 months or less are not recorded on the balance sheet and instead are recognized in lease expense on a straight-line basis over the lease term.

	Three Months Ended
	March 31,
(Dollars in thousands)	2024	2023
Lease Cost Components:
Amortization of ROU assets – finance leases	$117	$117
Interest on lease liabilities – finance leases	9	11
Operating lease cost (cost resulting from lease payments)	4,277	4,240
Short-term lease cost	139	109
Variable lease cost (cost excluded from lease payments)	797	634
Total lease cost	$5,339	$5,111
Supplemental Cash Flow and Other Information Related to Leases:
Finance lease – operating cash flows	$9	$11
Finance lease – financing cash flows	119	110
Operating lease – operating cash flows (fixed payments)	4,193	4,097
Operating lease – operating cash flows (net change asset/liability)	(3,367)	(3,287)
New ROU assets – operating leases	2,544	—
New ROU assets – finance leases	—	—
Weighted – average remaining lease term (years) – finance leases	4.18	5.18
Weighted – average remaining lease term (years) – operating leases	9.09	9.88
Weighted – average discount rate - finance leases	1.7%	1.7%
Weighted – average discount rate - operating leases	3.2%	3.0%

Operating lease payments due:
2024 (excluding 3 months ended March 31, 2024)	$12,323
2025	15,057
2026	14,594
2027	13,532
2028	12,891
Thereafter	57,389
Total undiscounted cash flows	125,786
Discount on cash flows	(18,051)
Total operating lease liabilities	$107,735

As of March 31, 2024, the Company held a small number of finance leases assumed in connection to the CenterState merger completed in 2020. These leases are all real estate leases. Terms and conditions are similar to those real estate operating leases described above. Lease classifications from the acquired institutions were retained. At March 31, 2024, we did not maintain any leases with related parties, and determined that the number and dollar amount of our equipment leases was immaterial. As of March 31, 2024, we had no additional operating leases that have not yet commenced.

Equipment Lessor

SouthState has an Equipment Finance Group which goes to market through intermediaries. The Equipment Finance Group is primarily focused on serving the construction and utility segments. Lease terms typically range from 24 months to 120 months. At the end of the lease term, the lessee has the option to renew the lease, return the equipment, or purchase the equipment. In the event the equipment is returned, there is a remarketing agreement with the intermediary to sell the equipment. The Equipment Finance Group offers the following lease products: TRAC Leases, Split-TRAC Leases, and FMV Leases. Direct finance equipment leases are included in commercial and industrial loans on the Consolidated Balance Sheets.

The estimated residual values for direct finance leases are established by approved intermediary who utilizes internally developed analyses, external studies, and/or third-party appraisals to establish a residual position. FMV and Split-TRAC leases have residual risk due to their unguaranteed residual value whereas TRAC leases have a guaranteed residual value. Expected credit losses on direct financing leases and the related estimated residual values are included in the Commercial and Industrial loan segment for the ACL.

The following table summarizes lease receivables and investment in operating leases and their corresponding balance sheet location at March 31, 2024:

March 31,
(Dollars in thousands)	2024
Direct financing leases:
Lease receivables	$14,161
Guaranteed residual values	1,057
Unguaranteed residual values	1,997
Initial direct costs	544
Unearned income	3,087
Total net investment in direct financing leases	$20,846
Direct financing lease income
Interest income	$163

Remaining lease payments receivable:
2024 (excluding 3 months ended March 31, 2024)	$2,321
2025	3,094
2026	3,094
2027	3,107
2028	3,579
Thereafter	2,053
Total undiscounted cash flows	17,248
Less: unearned interest income	(3,087)
Total operating lease liabilities	$14,161

See Note 1 — Summary of Significant Accounting Policies, under the “Leases” section, of our Annual Report on Form 10-K for the year ended December 31, 2023 on accounting for leases.

Note 8 — Deposits

Our total deposits as of March 31, 2024 and December 31, 2023, are comprised of the following:

	March 31,	December 31,
(Dollars in thousands)	2024	2023
Noninterest-bearing checking	$10,546,410	$10,649,274
Interest-bearing checking	7,898,835	7,978,799
Savings	2,557,203	2,632,212
Money market	11,895,385	11,538,671
Time deposits	4,280,601	4,249,953
Total deposits	$37,178,434	$37,048,909

At March 31, 2024 and December 31, 2023, we had $946.1 million and $927.2 million in certificates of deposits greater than $250,000, respectively.

Note 9 — Retirement Plans

The Company sponsors an employees’ savings plan under the provisions of the Internal Revenue Code Section 401(k). Electing employees are eligible to participate in the employees’ savings plan after attaining age 18. Plan participants elect to contribute portions of their annual base compensation as a before tax contribution. Employer contributions may be made from current or accumulated net profits. Participants may elect to contribute 1% to 50% of annual base compensation as a before tax contribution. Employees participating in the plan receive a 100% match of their 401(k) plan contribution from the Company, up to 4% of their salary. We expensed $4.6 million for the three months ended March 31, 2024 and $4.5 million for the three months ended March 31, 2023 related to the Company’s employees’ savings plan.

Employees can enter the savings plan on or after the first day of each month. The employee may enter into a salary deferral agreement at any time to select an alternative deferral amount or to elect not to defer in the plan. If the employee does not elect an investment allocation, the plan administrator will select a retirement-based portfolio according to the employee’s number of years until normal retirement age. The plan’s investment valuations are generally provided on a daily basis.

Note 10 — Earnings Per Share

Basic earnings per share is calculated by dividing net income by the weighted-average shares of common stock outstanding during each period, excluding non-vested restricted shares. Our diluted earnings per share is based on the weighted-average shares of common stock outstanding during each period plus the maximum dilutive effect of common stock issuable upon exercise of stock options or vesting of restricted stock units. Stock options and unvested restricted stock units are considered common stock equivalents and are only included in the calculation of diluted earnings per common share when their effect is dilutive.

The following table sets forth the computation of basic and diluted earnings per common share:

	Three Months Ended
	March 31,
(Dollars and shares in thousands, except for per share amounts)	2024	2023
Basic earnings per common share:
Net income	$115,056	$139,926
Weighted-average basic common shares	76,301	75,902
Basic earnings per common share	$1.51	$1.84
Diluted earnings per common share:
Net income	$115,056	$139,926
Weighted-average basic common shares	76,301	75,902
Effect of dilutive securities	359	487
Weighted-average dilutive shares	76,660	76,389
Diluted earnings per common share	$1.50	$1.83

The calculation of diluted earnings per share excludes outstanding stock options for which the results would have been anti-dilutive under the treasury stock method, as follows:

	Three Months Ended March 31,
	2024			2023
Number of shares			57,169			57,169
Range of exercise prices	$87.30	to	$91.35	$87.30	to	$91.35

Note 11 — Share-Based Compensation

Our 2004, 2012, 2019 and 2020 share-based compensation plans are long-term retention plans intended to attract, retain, and provide incentives for key employees and non-employee directors in the form of incentive and non-qualified stock options, restricted stock, and restricted stock units (“RSUs”). Our 2020 plan was adopted by our shareholders at our annual meeting on October 29, 2020. The Company also assumed the obligations of Atlantic Capital Bancshares, Inc. (“ACBI”) under various equity incentive plans pursuant to the acquisition of ACBI on March 1, 2022 and the obligations of CenterState under various equity incentive plans pursuant to the merger with CenterState on June 7, 2020.

Stock Options

With the exception of non-qualified stock options granted to directors under the 2004 and 2012 plans, which in some cases may be exercised at any time prior to expiration and in some other cases may be exercised at intervals less than a year following the grant date, incentive stock options granted under our 2004, 2012, 2019 and 2020 plans may not be exercised in whole or in part within a year following the date of the grant, as these incentive stock options become exercisable in 25% increments pro ratably over the four-year period following the grant date. The options are granted at an exercise price at least equal to the fair value of the common stock at the date of grant and expire ten years from the date of grant. No options were granted under the 2004, 2012 or 2019 plans after January 26, 2012, February 1, 2019, and October 29, 2020, respectively, and the plans are closed other than for any options still unexercised and outstanding. The 2020 plan is the only plan from which new share-based compensation grants may be issued. It is the Company’s policy to grant options out of the 2,072,245 shares registered under the 2020 plan.

Activity in the Company’s stock option plans is summarized in the following table.

			Weighted
		Weighted	Average	Aggregate
		Average	Remaining	Intrinsic
	Shares	Price	(Yrs.)	(000’s)
Outstanding at January 1, 2024	107,592	$72.60
Exercised	(6,320)	6,171
Expired	(29)	39.12
Outstanding at March 31, 2024	101,243	73.29	2.56	$1,536
Exercisable at March 31, 2024	101,243	73.29	2.56	$1,536

The fair value of options is estimated at the date of grant using the Black-Scholes option pricing model and expensed over the options’ vesting periods. There have been no stock options issued during the first three months of 2024. Because all outstanding stock options had vested as of December 31, 2023, there was no unrecognized compensation cost related to nonvested stock option grants under the plans or fair value of shares vested for the three months ended March 31, 2024. The intrinsic value of stock option shares exercised for the three months ended March 31, 2024 was $107,000.

Restricted Stock

From time-to-time, we grant shares of restricted stock to key employees. These awards help align the interests of these employees with the interests of our shareholders by providing economic value directly related to increases in the value of our stock. The value of the stock awarded is established as the fair market value of the stock at the time of the grant. We recognize expenses equal to the total value of such awards, ratably over the vesting period of the stock grants. Restricted stock grants to employees generally vest ratably over a two to four-year vesting period.

All restricted stock agreements are conditioned upon continued employment. Termination of employment prior to a vesting date, as described below, would terminate any interest in non-vested shares. Prior to vesting of the shares, as long as employed by the Company, the employees will have the right to vote such shares and to receive dividends paid with respect to such shares. All restricted shares will fully vest in the event of change in control of the Company or upon the death of the recipient.

Nonvested restricted stock for 2024 is summarized in the following table.

		Weighted-
		Average
		Grant-Date
Restricted Stock	Shares	Fair Value
Nonvested at January 1, 2024	16,248	$88.63
Vested	(10,115)	90.00
Forfeited	(64)	90.00
Nonvested at March 31, 2024	6,069	$86.32

As of March 31, 2024, there was $409,000 of total unrecognized compensation cost related to nonvested restricted stock granted under the plans. This cost is expected to be recognized over a weighted-average period of 0.78 years as of March 31, 2024. The total fair value of shares vested during the three months ended March 31, 2024 was $852,000.

Restricted Stock Units (“RSUs”)

From time-to-time, we also grant performance RSUs and time-vested RSUs to key employees, and time-vested RSUs to non-employee directors. These awards help align the interests of these employees with the interests of our shareholders by providing economic value directly related to our performance. Some performance RSU grants contain a three-year performance period while others contain a one to two-year performance period and a time-vested requirement (generally two to four years from the grant date). The performance-based awards for our long-term incentive plans are dependent on the achievement of tangible book value growth and return on average tangible common equity relative to the Company’s peer group during each three-year performance period. Grants to non-employee directors typically vest within a 12-month period. We communicate threshold, target, and maximum performance RSU awards and performance targets to the applicable key employees at the beginning of a performance period. Due to the merger with CenterState on June 7, 2020, all legacy and assumed performance-based restricted stock units converted to a time-vesting requirement. With respect to some long-term incentive awards, dividend equivalents are accrued at the same rate as cash dividends paid for each share of the Company’s common stock during the performance or time-vested period, and subsequently paid when the shares are issued on the vesting or settlement date. The value of the RSUs awarded is established as the fair market value of the stock at the time of the grant. We recognize expense on a straight-line basis typically over the performance or time-vesting periods based upon the probable performance target, as applicable, that will be met.

Outstanding RSUs for the three months ended March 31, 2024 is summarized in the following table.

		Weighted-
		Average
		Grant-Date
Restricted Stock Units	Shares	Fair Value
Outstanding at January 1, 2024	873,048	$75.22
Granted	353,490	80.87
Vested	(344,376)	77.67
Forfeited	(5,210)	75.44
Outstanding at March 31, 2024	876,952	$76.53

The nonvested shares of 876,952 at March 31, 2024 includes 65,307 shares that have fully vested but are subject to a two-year holding period, which commenced at the end of their respective vesting period. These vested shares will be released and issued into shares of common stock at the end of their respective two-year holding period, the last of which will end by March 31, 2025. If maximum performance is achieved pursuant to the 2022, 2023 and 2024 Long Term Incentive performance-based RSU grants, an additional 134,079 shares in total may be issued by the Company at the end of the three-year performance periods.

As of March 31, 2024, there was $41.7 million of total unrecognized compensation cost related to nonvested RSUs granted under the plan. This cost is expected to be recognized over a weighted-average period of 1.54 years as of March 31, 2024. The total fair value of RSUs vested and released during the three months ended March 31, 2024 was $28.5 million.

Note 12 — Commitments and Contingent Liabilities

In the normal course of business, we make various commitments and incur certain contingent liabilities, which are not reflected in the accompanying financial statements. The commitments and contingent liabilities include guarantees, commitments to extend credit, and standby letters of credit. At March 31, 2024, commitments to extend credit and standby letters of credit totaled $9.5 billion. As of March 31, 2024, the liability recorded for expected credit losses on unfunded commitments, excluding unconditionally cancellable exposures and letters of credit, was $53.2 million and recorded on the Balance Sheet. See Note 2 — Summary of Significant Accounting Policies for discussion of liability recorded for expected credit losses on unfunded commitments.

We have been named as defendant in various legal actions, arising from its normal business activities, in which damages in various amounts are claimed. We are also exposed to litigation risk related to the prior business activities of banks acquired through whole bank acquisitions. Although the amount of any ultimate liability with respect to such matters cannot be determined, in the opinion of management, as of March 31, 2024, any such liability is not expected to have a material effect on our consolidated financial statements.

In response to the bank failures in early 2023, the FDIC implemented a special assessment to recover the losses to the FDIC’s Deposit Insurance Fund at an annual rate of approximately 13.4 basis points over eight quarterly assessment periods beginning with the first quarterly assessment period of 2024. The base for the special assessment is equal to an insured depository institution’s estimated uninsured deposits reported as of December 31, 2022, adjusted to exclude the first $5 billion. As a result, approximately $25.7 million was recognized by the Bank as of December 31, 2023 for the two-year special assessment period. Due to additional losses to the Deposit Insurance Fund resulting from the 2023 bank failures reported by the FDIC in February 2024, an additional $3.9 million was accrued by the Bank during the first quarter of 2024, bringing the total estimated FDIC special assessment allocable to the Bank to approximately $29.5 million. The FDIC may impose additional special assessments from time to time based on the actual losses incurred by the FDIC as a result of the March 2023 bank failures or future failures.

Cyber Incident Litigation.  On April 3, 2024, a putative class action lawsuit was filed against the Bank in the U.S. District Court for the Middle District of Florida, Tampa Division (the “Original Suit”). The plaintiff, who purports to represent the class of individuals harmed by alleged actions and/or omissions by the Bank in connection with the cybersecurity incident that was detected on February 6, 2024 (the “Cyber Incident”), asserts a variety of common law and statutory claims seeking monetary damages, injunctive relief and other related relief related to the potential unauthorized access by third parties to personal identifiable information. Since April 3, 2024, additional putative class action lawsuits have been filed and are currently pending against the Bank, including nine additional cases pending in the U.S. District Court for the Middle District of Florida, one case pending in the U.S. District Court for the District of South Carolina, two cases pending in the U.S. District Court for the Northern District of Georgia, and one case pending in the Circuit Court for Polk County, Florida. (each, a “Cyber Incident Suit”).

At this time, neither the Bank nor the Company is able to reasonably estimate the amount or range of reasonably possible loss, if any, that might result from the Cyber Incident Suits. However, the Bank believes that it has defenses to the claims and intends to vigorously defend against the Cyber Incident Suits. Accordingly, no amounts have been recorded in the unaudited condensed consolidated financial statements for the Cyber Incident Suits. The Company will continue to evaluate information as it becomes known and will record an estimate for losses at the time or times when it is both probable that a loss has been incurred and the amount of the loss is reasonably estimable. Additional lawsuits and claims related to the Cyber Incident may be asserted by or on behalf of customers, stockholders, or others seeking damages or other related relief and additional inquiries from governmental agencies may be received or investigations by governmental agencies commenced.

Note 13 — Fair Value

GAAP defines fair value and establishes a framework for measuring and disclosing fair value. Fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions.

The Company uses fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Available for sale and trading securities, derivative contracts, mortgage loans held for sale, SBA servicing rights, and mortgage servicing rights (“MSRs”) are recorded at fair value on a recurring basis. Additionally, from time to time, we may be required to record at fair value other assets on a nonrecurring basis, such as impaired loans, OREO, bank properties held for sale, and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

FASB ASC Topic 820 establishes a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

Level 1	Observable inputs such as quoted prices in active markets;
Level 2	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and
Level 3	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

A description of valuation methodologies used for assets recorded at fair value is disclosed in Note 25 — Fair Value of our Annual Report on Form 10-K for the year ended December 31, 2023.

Assets and Liabilities Recorded at Fair Value on a Recurring Basis

The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis:

		Quoted Prices
		In Active	Significant
		Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(Dollars in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
March 31, 2024:
Assets
Derivative financial instruments	$176,784	$—	$176,784	$—
Loans held for sale	56,553	—	56,553	—
Trading securities	66,188	—	66,188	—
Securities available for sale:
U.S. Treasuries	24,587	—	24,587	—
U.S. Government agencies	223,805	—	223,805	—
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,492,423	—	1,492,423	—
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	508,112	—	508,112	—
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,012,217	—	1,012,217	—
State and municipal obligations	960,359	—	960,359	—
Small Business Administration loan-backed securities	350,043	—	350,043	—
Corporate securities	26,854	—	26,854	—
Total securities available for sale	4,598,400	—	4,598,400	—
Mortgage servicing rights	87,970	—	—	87,970
SBA servicing asset	6,367	—	—	6,367
	$4,992,262	$—	$4,897,925	$94,337
Liabilities
Derivative financial instruments	$954,788	$—	$954,788	$—

December 31, 2023:
Assets
Derivative financial instruments	$172,939	$—	$172,939	$—
Loans held for sale	50,888	—	50,888	—
Trading securities	31,321	—	31,321	—
Securities available for sale:
U.S. Treasuries	73,890	—	73,890	—
U.S. Government agencies	224,706	—	224,706	—
Residential mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,558,306	—	1,558,306	—
Residential collateralized mortgage-obligations issued by U.S. government agencies or sponsored enterprises	527,422	—	527,422	—
Commercial mortgage-backed securities issued by U.S. government agencies or sponsored enterprises	1,024,170	—	1,024,170	—
State and municipal obligations	977,461	—	977,461	—
Small Business Administration loan-backed securities	371,686	—	371,686	—
Corporate securities	26,747	—	26,747	—
Total securities available for sale	4,784,388	—	4,784,388	—
Mortgage servicing rights	85,164	—	—	85,164
SBA servicing asset	5,952	—	—	5,952
	$5,130,652	$—	$5,039,536	$91,116
Liabilities
Derivative financial instruments	$804,486	$—	$804,486	$—

Fair Value Option

The Company has elected the fair value option for mortgage loans held for sale primarily to ease the operational burden required to maintain hedge accounting for these loans. The Company also has opted for the fair value option for the SBA servicing asset, as it is the industry-preferred method for valuing such assets.

The following table summarizes the difference between the fair value and the unpaid principal balance of mortgage loans held for sale and the changes in fair value of these loans.

	March 31,	December 31,
(Dollars in thousands)	2024	2023
Fair value	$56,553	$50,888
Unpaid principal balance	54,834	49,025
Fair value less aggregated unpaid principal balance	$1,719	$1,863

	Three Months Ended March 31,
(Dollars in thousands)	2024	2023	Income Statement Location
Mortgage loans held for sale	$(144)	$(9)	Mortgage banking income

Changes in Level 1, 2 and 3 Fair Value Measurements

When a determination is made to classify a financial instrument within Level 3 of the valuation hierarchy, the determination is based upon the significance of the unobservable factors to the overall fair value measurement. However, since Level 3 financial instruments typically include, in addition to the unobservable or Level 3 components, observable components (that is, components that are actively quoted and can be validated to external sources), the gains and losses below include changes in fair value due in part to observable factors that are part of the valuation methodology.

There were no changes in hierarchy classifications of Level 3 assets or liabilities for the three months ended March 31, 2024. A reconciliation of the beginning and ending balances of the MSR, a Level 3 asset recorded at fair value on a recurring basis, for the three months ended March 31, 2024 is as follows. The changes in fair value of the MSRs are recorded in Mortgage Banking Income on the Consolidated Statements of Income.

(Dollars in thousands)	MSRs
Fair value, January 1, 2024	$85,164
Servicing assets that resulted from transfers of financial assets	1,864
Changes in fair value due to valuation inputs or assumptions	2,384
Changes in fair value due to decay	(1,442)
Fair value, March 31, 2024	$87,970

A reconciliation of the beginning and ending balances of the SBA servicing asset, a Level 3, asset recorded at fair value on a recurring basis for the period ending March 31, 2024 is as follows. The changes in fair value of the SBA servicing asset are recorded in in SBA Income on the Consolidated Statements of Income.

(Dollars in thousands)	SBA Servicing Asset
Fair value, January 1, 2024	$5,952
Servicing assets that resulted from transfers of financial assets	581
Changes in fair value due to decay	(364)
Changes in fair value due to valuation inputs or assumptions	198
Fair value, March 31, 2024	$6,367

There were no unrealized losses included in accumulated other comprehensive income related to Level 3 financial assets and liabilities at March 31, 2024.

Assets and Liabilities Recorded at Fair Value on a Nonrecurring Basis

The tables below present the recorded amount of assets and liabilities measured at fair value on a nonrecurring basis:

		Quoted Prices
		In Active	Significant
		Markets	Other	Significant
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(Dollars in thousands)	Fair Value	(Level 1)	(Level 2)	(Level 3)
March 31, 2024:
OREO	$1,644	$—	$—	$1,644
Bank properties held for sale	8,973	—	—	8,973
Individually evaluated loans	64,191	—	—	64,191
December 31, 2023:
OREO	$837	$—	$—	$837
Bank properties held for sale	12,401	—	—	12,401
Individually evaluated loans	73,518	—	—	73,518

Quantitative Information about Level 3 Fair Value Measurement

			Weighted Average Discount
			March 31,	December 31,
	Valuation Technique	Unobservable Input	2024	2023
Nonrecurring measurements:
Individually evaluated loans	Discounted appraisals and discounted cash flows	Collateral discounts	15%	13%
OREO and Bank properties held for sale	Discounted appraisals	Collateral discounts and estimated costs to sell	6%	12%

Fair Value of Financial Instruments

We used the following methods and assumptions in estimating our fair value disclosures for financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those models are significantly affected by the assumptions used, including the discount rates and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. The use of different methodologies may have a material effect on the estimated fair value amounts. The fair value estimates presented in the table below are based on pertinent information available to management as of March 31, 2024 and December 31, 2023. Such amounts have not been revalued for purposes of these consolidated financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

Methods and assumptions used to estimate the fair value of each class of financial instruments are disclosed in Note 25 — Fair Value of our Annual Report on Form 10-K for the year ended December 31, 2023.

The estimated fair value, and related carrying amount, of our financial instruments are as follows:

	Carrying	Fair
(Dollars in thousands)	Amount	Value	Level 1	Level 2	Level 3
March 31, 2024
Financial assets:
Cash and cash equivalents	$1,209,457	$1,209,457	$1,209,457	$—	$—
Trading securities	66,188	66,188	—	66,188	—
Investment securities	7,232,274	6,802,252	187,285	6,614,967	—
Loans held for sale	56,553	56,553	—	56,553	—
Loans, net of allowance for credit losses	32,197,656	31,124,727	—	—	31,124,727
Accrued interest receivable	160,519	160,519	—	25,665	134,854
Mortgage servicing rights	87,970	87,970	—	—	87,970
SBA servicing asset	6,367	6,367	—	—	6,367
Interest rate swap – non-designated hedge	174,373	174,373	—	174,373	—
Other derivative financial instruments (mortgage banking related)	2,411	2,411	—	2,411	—
Financial liabilities:
Deposits
Noninterest-bearing	10,546,410	10,546,410	—	10,546,410	—
Interest-bearing other than time deposits	22,351,423	22,351,423	—	22,351,423	—
Time deposits	4,280,601	4,238,055	—	4,238,055	—
Federal funds purchased and securities sold under agreements to repurchase	554,691	554,691	—	554,691	—
Corporate and subordinated debentures	391,812	385,574	—	385,574	—
Other borrowings	—	—	—	—	—
Accrued interest payable	44,873	44,873	—	44,873	—
Interest rate swap – non-designated hedge	954,297	954,297	—	954,297	—
Other derivative financial instruments (mortgage banking related)	491	491	—	491	—
December 31, 2023
Financial assets:
Cash and cash equivalents	$998,877	$998,877	$998,877	$—	$—
Trading securities	31,321	31,321	—	31,321	—
Investment securities	7,463,871	7,061,167	192,043	6,869,124	—
Loans held for sale	50,888	50,888	—	50,888	—
Loans, net of allowance for credit losses	31,931,916	30,709,513	—	—	30,709,513
Accrued interest receivable	154,400	154,400	—	26,706	127,694
Mortgage servicing rights	85,164	85,164	—	—	85,164
SBA servicing asset	5,952	5,952	—	—	5,952
Interest rate swap – non-designated hedge	169,180	169,180	—	169,180	—
Other derivative financial instruments (mortgage banking related)	3,759	3,759	—	3,759	—
Financial liabilities:
Deposits
Noninterest-bearing	10,649,274	10,649,274	—	10,649,274	—
Interest-bearing other than time deposits	22,149,682	22,149,682	—	22,149,682	—
Time deposits	4,249,953	4,208,498	—	4,208,498	—
Federal funds purchased and securities sold under agreements to repurchase	489,185	489,185	—	489,185	—
Corporate and subordinated debentures	391,904	388,909	—	388,909	—
Other borrowings	100,000	100,000	—	100,000	—
Accrued interest payable	56,808	56,808	—	56,808	—
Interest rate swap – non-designated hedge	803,539	803,539	—	803,539	—
Other derivative financial instruments (mortgage banking related)	947	947	—	947	—

Note 14 — Accumulated Other Comprehensive Income (Loss)

The changes in each component of accumulated other comprehensive income (losses), net of tax, for the three months ended March 31, 2024 and 2023, were as follows:

		Unrealized Losses
	Benefit	on Securities
(Dollars in thousands)	Plans	Available for Sale	Total
Three Months Ended March 31, 2024
Balance at December 31, 2023	$627	$(583,163)	$(582,536)
Other comprehensive loss before reclassifications	—	(40,458)	(40,458)
Net comprehensive loss	—	(40,458)	(40,458)
Balance at March 31, 2024	$627	$(623,621)	$(622,994)

Three Months Ended March 31, 2023
Balance at December 31, 2022	$(673)	$(676,415)	$(677,088)
Other comprehensive income before reclassifications	—	63,271	63,271
Amounts reclassified from accumulated other comprehensive loss	—	33	33
Net comprehensive income	—	63,304	63,304
Balance at March 31, 2023	$(673)	$(613,111)	$(613,784)

The table below presents the reclassifications out of accumulated other comprehensive income (loss), net of tax:

	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)
(Dollars in thousands)	For the Three Months Ended March 31,
Accumulated Other Comprehensive Income (Loss) Component	2024	2023	Income Statement Line Item Affected
Gains on sales of available for sale securities:
	$—	$45	Securities gains, net
	—	(12)	Provision for income taxes
	—	33	Net income
Total reclassifications for the period	$—	$33

Note 15 — Derivative Financial Instruments

The Company uses certain derivative instruments to meet the needs of customers as well as to manage the interest rate risk associated with certain transactions. The following table summarizes the derivative financial instruments used by the Company as of March 31, 2024 and December 31, 2023:

			March 31, 2024			December 31, 2023
	Balance Sheet	Notional	Estimated Fair Value		Notional	Estimated Fair Value
(Dollars in thousands)	Location	Amount	Gain	Loss	Amount	Gain	Loss
Fair value hedge of interest rate risk:
Pay fixed rate swap with counterparty	Other Assets	$9,099	$373	$—	$9,188	$220	$—

Not designated hedges of interest rate risk:
Customer related interest rate contracts:
Matched interest rate swaps with borrowers	Other Assets and Other Liabilities	11,513,291	29,960	954,297	11,327,419	60,145	803,539
Matched interest rate swaps with counterparty (1)	Other Assets	11,422,100	144,041	—	11,235,952	108,820	—

Economic hedges of interest rate risk:
Pay floating rate swap with counterparty	Other Assets	1,760,000	(1)	—	1,660,000	(5)	—

Not designated hedges of interest rate risk – mortgage banking activities:
Contracts used to hedge mortgage servicing rights	Other Assets	107,000	381	—	142,000	2,605	—
Contracts used to hedge mortgage pipeline	Other Assets and Other Liabilities	123,000	2,030	491	77,500	1,154	947
Total derivatives		$24,934,490	$176,784	$954,788	$24,452,059	$172,939	$804,486

(1)	The fair value of the interest rate swap derivative assets was reduced by $781.1 million in variation margin payments applicable to swaps centrally cleared through LCH and CME.

Balance Sheet Fair Value Hedge

As of March 31, 2024 and December 31, 2023, the Company maintained loan swaps, with an aggregate notional amount of $9.1 million and $9.2 million, respectively, accounted for as fair value hedges. The amortized cost basis of the loans being hedged were $9.6 million and $9.7 million, respectively, as of March 31, 2024 and December 31, 2023. This derivative protects us from interest rate risk caused by changes in the SOFR curve in relation to a certain designated fixed rate loan. The derivative converts the fixed rate loan to a floating rate. Settlement occurs in any given period where there is a difference in the stated fixed rate and variable rate and the difference is recorded in net interest income. The fair value of this hedge is recorded in either other assets or in other liabilities depending on the position of the hedge with the offset recorded in loans.

Non-designated Hedges of Interest Rate Risk

Customer Swap

The Company maintains interest rate swap contracts with loan customers of respondent bank customers of the Correspondent Banking Division, in addition to loan customers of the Bank, that are classified as non-designated hedges and are not speculative in nature. These agreements are designed to convert customer’s variable rate loans with the Company and respondent bank customers to fixed rate. These interest rate swaps are executed with loan customers to facilitate a respective risk management strategy and allow the customer to pay a fixed rate of interest to the Company. These interest rate swaps are simultaneously hedged by executing offsetting interest rate swaps with unrelated market counterparties to minimize the net risk exposure to the Company resulting from the transactions and allow the Company to receive a variable rate of interest. The interest rate swaps pay and receive interest based on a one-month SOFR floating rate plus a credit spread, with payments being calculated on the notional amount.

The variation margin settlement payment and the related derivative instruments fair value are considered a single unit of account for accounting and financial reporting purposes. Depending on the net position of the swaps with LCH and CME, the fair value, net of the variation margin, is reported in Derivative Assets or Derivative Liabilities on the Consolidated Balance Sheets. In addition, the expense or income attributable to the variation margin for the centrally cleared swaps with LCH and CME is reported in Noninterest Income, specifically within Correspondent and Capital Markets Income. The daily settlement of the derivative exposure does not change or reset the contractual terms of the instrument.

As the interest rate swaps associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. As of March 31, 2024 and December 31, 2023, the interest rate swaps had an aggregate notional amount of approximately $22.9 billion and $22.6 billion, respectively. At March 31, 2024, the fair value of the interest rate swap derivatives is recorded in other assets at $174.0 million and in other liabilities at $954.3 billion. The fair value of derivative assets at March 31, 2024 was reduced by $781.1 million in variation margin payments applicable to swaps centrally cleared through LCH and CME. At December 31, 2023, the fair value of the interest rate swap derivatives was recorded in other assets at $169.0 million and other liabilities at $803.5 billion. The fair value of derivative assets at December 31, 2023 was reduced by $635.3 million in variation margin payments applicable to swaps centrally cleared through LCH and CME. All changes in fair value are recorded through earnings within Correspondent and Capital Markets Income, a component of Noninterest Income on the Consolidated Statements of Income. There was a net gain of $113,000 recorded on these derivatives for the year ended March 31, 2024. There was a net gain of $96,000 recorded on these derivatives for the quarter ended March 31, 2023. As of March 31, 2024, we provided $237.8 million of cash collateral on the customer swaps, which is included in Cash and Cash Equivalents on the Consolidated Balance Sheets as Deposits in Other Financial Institutions (Restricted Cash). We also provided $99.5 million in investment securities at market value as collateral on the customer swaps which is included in Investment Securities – available for sale on the Consolidated Balance Sheets. Counterparties provided $53.7 million of cash collateral to the Company to secure swap asset positions that were not centrally cleared, which is included in Interest-bearing Deposits within Total Liabilities on the Consolidated Balance Sheets.

Balance Sheet Economic Hedge

During the third quarter of 2023, management began executing a series of short-term interest rate hedges to address monthly accrual mismatches related to the Company’s Assumable Rate Conversion (“ARC”) program and its transition from LIBOR to SOFR after June 30, 2023. The Company is required to execute the correspondent side of its back-to-back swaps with customers with the central clearinghouses (CME or LCH). Term SOFR was not available to execute through CME and LCH, and therefore, management elected to convert to the CME-eligible daily SOFR. Because many of the respondent bank customers converted to Term SOFR, this created interest rate basis risk. To address this risk, monthly interest rate hedges were executed to minimize the impact of accrual mismatches between the monthly Term SOFR used by the customer and the daily SOFR rates used by the central clearinghouses.

As of March 31, 2024, the Company maintained an aggregate notional amount of $1.8 billion short-term interest rate hedges that were accounted for as economic hedges. As noted above, the derivatives protect the Company from interest rate risk caused by changes in the term and daily SOFR accrual mismatches. The fair value of these hedges is recorded in either Other Assets or in Other Liabilities depending on the position of the hedge with the offset recorded in Correspondent Banking and Capital Market Income, a component of Noninterest Income on the Consolidated Statements of Income. There was a net loss of $1,000 for these derivatives for the three months ended March 31, 2024. There was a net loss of $5,000 for these derivatives for the year ended December 31, 2023.

Foreign Exchange

The Company may enter into foreign exchange contracts with customers to accommodate their need to convert certain foreign currencies into U.S. Dollars. To offset the foreign exchange risk, the Company may enter into substantially identical agreements with an unrelated market counterparty to hedge these foreign exchange contracts. If there were foreign currency contracts outstanding at March 31, 2024, the fair value of these contracts would be included in Other Assets and Other Liabilities in the accompanying Consolidated Balance Sheets. All changes in fair value are recorded as other noninterest income. There was no gain or loss recorded related to the foreign exchange derivative for the three months ended March 31, 2024 and 2023.

Mortgage Banking

The Company also has derivatives contracts that are not classified as accounting hedges to mitigate risks related to the Company’s mortgage banking activities. These instruments may include financial forwards, futures contracts, and options written and purchased, which are used to hedge MSRs; while forward sales commitments are typically used to hedge the mortgage pipeline. Such instruments derive their cash flows, and therefore their values, by reference to an underlying instrument, index or referenced interest rate. The Company does not elect hedge accounting treatment for any of these derivative instruments and as a result, changes in fair value of the instruments (both gains and losses) are recorded in the Company’s Consolidated Statements of Income in Mortgage Banking Income.

Mortgage Servicing Rights (“MSRs”)

Derivatives contracts related to MSRs are used to help offset changes in fair value and are written in amounts referred to as notional amounts. Notional amounts provide a basis for calculating payments between counterparties but do not represent amounts to be exchanged between the parties and are not a measure of financial risk. On March 31, 2024, we had derivative financial instruments outstanding with notional amounts totaling $107.0 million related to MSRs, compared to $142.0 million on December 31, 2023. The estimated net fair value of the open contracts related to the MSRs was recorded as a gain of $381,000 at March 31, 2024, compared to a gain of $2.6 million at December 31, 2023.

Mortgage Pipeline

The following table presents our notional value of forward sale commitments and the fair value of those obligations along with the fair value of the mortgage pipeline related to the held for sale portfolio.

(Dollars in thousands)	March 31, 2024	December 31, 2023
Mortgage loan pipeline	$117,590	$65,051
Expected closures	102,911	54,993
Fair value of mortgage loan pipeline commitments	2,030	1,154
Forward sales commitments	123,000	77,500
Fair value of forward commitments	(491)	(947)

Note 16 — Capital Ratios

The Company is subject to regulations with respect to certain risk-based capital ratios. These risk-based capital ratios measure the relationship of capital to a combination of balance sheet and off-balance sheet risks. The values of both balance sheet and off-balance sheet items are adjusted based on the rules to reflect categorical credit risk. In addition to the risk-based capital ratios, the regulatory agencies have also established a leverage ratio for assessing capital adequacy. The leverage ratio is equal to Tier 1 capital divided by total consolidated on-balance sheet assets (minus amounts deducted from Tier 1 capital). The leverage ratio does not involve assigning risk weights to assets.

Under current regulations, the Company and the Bank are subject to a minimum required ratio of common equity Tier 1 capital (“CET1”) to risk-weighted assets of 4.5% and a minimum required ratio of Tier 1 capital to risk-weighted assets of 6%. The minimum required leverage ratio is 4%. The minimum required total capital to risk-weighted assets ratio is 8%.

In order to avoid restrictions on capital distributions and discretionary bonus payments to executives, a covered banking organization is also required to maintain a “capital conservation buffer” in addition to its minimum risk-based capital requirements. This buffer is required to consist solely of CET1, and the buffer applies to all three risk-based measurements (CET1, Tier 1 capital and total capital). The capital conservation buffer consists of an additional amount of Tier 1 common equity equal to 2.5% of risk-weighted assets.

The Bank is also subject to the regulatory framework for prompt corrective action, which identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized) and is based on specified thresholds for each of the three risk-based regulatory capital ratios (CET1, Tier 1 capital and total capital) and for the leverage ratio.

The following table presents actual and required capital ratios as of March 31, 2024 and December 31, 2023 for the Company and the Bank under the current capital rules. Capital levels required to be considered well capitalized are based upon prompt corrective action regulations.

					Required to be
			Minimum Capital		Considered Well
	Actual		Required – Basel III		Capitalized
(Dollars in thousands)	Amount	Ratio	Capital Amount	Ratio	Capital Amount	Ratio
March 31, 2024:
Common equity Tier 1 to risk-weighted assets:
Consolidated	$4,203,524	11.95%	$2,461,344	7.00%	$2,285,534	6.50%
SouthState Bank (the Bank)	4,447,788	12.67%	2,458,057	7.00%	2,282,481	6.50%
Tier 1 capital to risk-weighted assets:
Consolidated	4,203,524	11.95%	2,988,775	8.50%	2,812,965	8.00%
SouthState Bank (the Bank)	4,447,788	12.67%	2,984,783	8.50%	2,809,208	8.00%
Total capital to risk-weighted assets:
Consolidated	5,036,477	14.32%	3,692,016	10.50%	3,516,206	10.00%
SouthState Bank (the Bank)	4,890,571	13.93%	3,687,085	10.50%	3,511,510	10.00%
Tier 1 capital to average assets (leverage ratio):
Consolidated	4,203,524	9.58%	1,754,572	4.00%	2,193,216	5.00%
SouthState Bank (the Bank)	4,447,788	10.14%	1,753,939	4.00%	2,192,423	5.00%
December 31, 2023:
Common equity Tier 1 to risk-weighted assets:
Consolidated	$4,159,187	11.75%	$2,476,926	7.00%	$2,300,003	6.50%
SouthState Bank (the Bank)	4,424,466	12.52%	2,473,961	7.00%	2,297,250	6.50%
Tier 1 capital to risk-weighted assets:
Consolidated	4,159,187	11.75%	3,007,696	8.50%	2,830,773	8.00%
SouthState Bank (the Bank)	4,424,466	12.52%	3,004,096	8.50%	2,827,384	8.00%
Total capital to risk-weighted assets:
Consolidated	4,983,012	14.08%	3,715,389	10.50%	3,538,466	10.00%
SouthState Bank (the Bank)	4,858,292	13.75%	3,710,942	10.50%	3,534,230	10.00%
Tier 1 capital to average assets (leverage ratio):
Consolidated	4,159,187	9.42%	1,765,295	4.00%	2,206,619	5.00%
SouthState Bank (the Bank)	4,424,466	10.03%	1,764,736	4.00%	2,205,921	5.00%

As of March 31, 2024 and December 31, 2023, the capital ratios of the Company and the Bank were well in excess of the minimum regulatory requirements and exceeded the thresholds for the “well capitalized” regulatory classification.

With the implementation of ASU 2016-13 in January 2020, the Company recorded additional allowance for credit losses for loans of $54.4 million, deferred tax assets of $12.6 million, an additional reserve for unfunded commitments of $6.4 million and an adjustment to retained earnings of $44.8 million. Instead of recognizing the effects from ASU 2016-13 at adoption, the standard included a transitional method option for recognizing the adoption date effects on the Company’s regulatory capital calculations over a three-year phase-in. In March 2020, in response to the COVID-19 pandemic, the regulatory agencies provided an additional transitional method option of a two-year deferral for the start of the three-year phase-in of the recognition of the adoption date effects of ASU 2016-13 along with an option to defer the current impact on regulatory capital calculations of ASU 2016-13 during the first two years (“5-year method”). Under this 5-year method, the Company would recognize an estimate of the previous incurred loss method for determining the allowance for credit losses in regulatory capital calculations and the difference from the CECL method would be deferred for two years. After two years, the effects from adoption date and the deferral difference from the first two years of applying CECL would be phased-in over three years using the straight-line method. The regulatory rules provided a one-time opportunity at the end of the first quarter of 2020 for covered banking organizations to choose its transition option for CECL. The Company chose the 5-year method and is deferring the recognition of the effects from adoption date and the CECL difference from the first two years of application. This amount was fixed as of December 31, 2021, and that amount began the three-year phase out in the first quarter of 2022 with 25% being phased out in 2024.

Note 17 — Goodwill and Other Intangible Assets

The carrying amount of goodwill was $1.9 billion at March 31, 2024 and December 31, 2023. The Company’s other intangible assets, consisting of core deposit intangibles, noncompete intangibles, and client list intangibles are included on the face of the balance sheet.

The Company last completed its annual valuation of the carrying value of its goodwill as of October 31, 2023 and determined there was no impairment of the Company’s goodwill. Management continues to monitor the impact of market conditions on the Company’s business, operating results, cash flows and/or financial condition.

The following is a summary of gross carrying amounts and accumulated amortization of other intangible assets:

	March 31,	December 31,
(Dollars in thousands)	2024	2023
Gross carrying amount	$275,168	$274,753
Accumulated amortization	(191,975)	(185,977)
	$83,193	$88,776

Amortization expense totaled $6.0 million for the quarter ended March 31, 2024, compared to $7.3 million for the quarter ended March 31, 2023.  Other intangibles are amortized using either the straight-line method or an accelerated basis over their estimated useful lives, with lives generally between two and 15 years.

The Company applies fair value accounting to the Company’s SBA servicing asset. The change in fair value of the SBA servicing asset is recorded in SBA Income, a component of Noninterest Income on the Consolidated Statements of Income, during each applicable reporting period.  As a result of the fair value accounting treatment, the Company does not amortize the SBA servicing asset and therefore excludes the SBA servicing asset from the future amortization expense table presented below.  The fair value of the SBA servicing asset was $6.4 million and $6.0 million, respectively, at March 31, 2024 and December 31, 2023.  The fair value of the SBA servicing asset is included in Core Deposit and Other Intangibles on the Consolidated Balance Sheets.

Estimated amortization expense for other intangibles for each of the next five quarters is as follows:

(Dollars in thousands)
Quarter ending:
June 30, 2024	$5,744
September 30, 2024	5,327
December 31, 2024	5,326
March 31, 2025	5,100
June 30, 2025	4,836
Thereafter	50,493
$76,826

Note 18 — Mortgage Loan Servicing, Origination, and Loans Held for Sale

The portfolio of residential mortgages serviced for others, which is not included in the accompanying Consolidated Balance Sheets the portfolio of residential mortgages serviced for others, was $6.6 billion as of March 31, 2024 and December 31, 2023. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts and disbursing payments to investors. The amounts of contractually specified servicing fees we earned during the three months ended March 31, 2024 and March 31, 2023 were $4.2 million and $4.1 million, respectively. Servicing fees are recorded in Mortgage Banking Income in our Consolidated Statements of Income.

At March 31, 2024 and December 31, 2023, MSRs were $88.0 million and $85.2 million on our Consolidated Balance Sheets, respectively. MSRs are recorded at fair value with changes in fair value recorded as a component of Mortgage Banking Income in the Consolidated Statements of Income. The market value adjustments related to MSRs recorded in Mortgage Banking Income for the three months ended March 31, 2024 and March 31, 2023 were gains of $2.4 million, compared with losses of $1.3 million, respectively. The Company has used various free standing derivative instruments to mitigate the income statement effect of changes in fair value resulting from changes in market value adjustments, in addition to changes in valuation inputs and assumptions related to MSRs.

See Note 13 — Fair Value for the changes in fair value of MSRs. The following table presents the changes in the fair value of the MSR and offsetting hedge.

	Three Months Ended
(Dollars in thousands)	March 31, 2024	March 31, 2023
Increase/(decrease) in fair value of MSRs	$2,384	$(1,290)
Decay of MSRs	(1,442)	(1,409)
(Loss) gain related to derivatives	(2,580)	145
Net effect on Consolidated Statements of Income	$(1,638)	$(2,554)

The fair value of MSRs is highly sensitive to changes in assumptions and is determined by estimating the present value of the asset’s future cash flows utilizing market-based prepayment rates, discount rates and other assumptions validated through comparison to trade information, industry surveys and with the use of independent third-party appraisals. Changes in prepayment speed assumptions have the most significant impact on the fair value of MSRs. Generally, as interest rates decline, mortgage loan prepayments accelerate due to increased refinance activity, which results in a decrease in the fair value of the MSR. Measurement of fair value is limited to the conditions existing and the assumptions utilized as of a particular point in time, and those assumptions may not be appropriate if applied at a different time. See Note 13 — Fair Value for additional information regarding fair value.

The characteristics and sensitivity analysis of the MSRs are included in the following table.

	March 31,		December 31,
(Dollars in thousands)	2024		2023
Composition of residential loans serviced for others
Fixed-rate mortgage loans	100.0%		100.0%
Adjustable-rate mortgage loans	—%		—%
Total	100.0%		100.0%
Weighted average life	8.04	years	8.03	years
Constant Prepayment rate (CPR)	7.0%		7.0%
Estimated impact on fair value of a 10% increase	$(528)		$(522)
Estimated impact on fair value of a 20% increase	(1,037)		(1,014)
Estimated impact on fair value of a 10% decrease	546		551
Estimated impact on fair value of a 20% decrease	1,106		1,128
Weighted average discount rate	10.8%		10.7%
Estimated impact on fair value of a 10% increase	$(3,192)		$(3,270)
Estimated impact on fair value of a 20% increase	(6,377)		(6,458)
Estimated impact on fair value of a 10% decrease	3,061		3,242
Estimated impact on fair value of a 20% decrease	5,804		6,283
Effect on fair value due to change in interest rates
25 basis point increase	$1,595		$1,647
50 basis point increase	3,044		3,189
25 basis point decrease	(1,729)		(1,723)
50 basis point decrease	(3,548)		(3,501)

The sensitivity calculations above are hypothetical and should not be considered to be predictive of future performance. Changes in fair value based on changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the residential MSRs is calculated without changing any other assumption, while in reality changes in one factor may result in changes in another, which may either magnify or counteract the effect of the change. The derivative instruments utilized by the Company would serve to reduce the estimated impacts to fair value included in the table above.

Whole loan sales were $222.6 million for the three months ended March 31, 2024, compared to $159.4 million for the three months ended March 31, 2023. For March 31, 2024, $160.7 million, or 72.2%, were sold with the servicing rights retained by the Company, compared to $123.0 million, or 77.2% for March 31, 2023.

The Company retains no beneficial interests in these sales but may retain the servicing rights for the loans sold. The risks related to the sold loans with the retained servicing rights due to a representation or warranty violation such as noncompliance with eligibility or servicing requirements, or customer fraud, that should have been identified in a loan file review are disclosed in Note 1 — Summary of Significant Accounting Policies, under the “Loans Held for Sale” section, of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Company is obligated to subsequently repurchase a loan if such representation or warranty violation is identified by the purchaser. The aggregated principal balances of loans repurchased for the three months ended March 31, 2024 and March 31, 2023 were approximately $117,000 and $345,000, respectively. There were approximately $9,000 and $11,000 in loss reimbursement and settlement claims paid during the three months ended March 31, 2024 and 2023, respectively.

Loans held for sale have historically been comprised of residential mortgage loans awaiting sale in the secondary market, which generally settle in 15 to 45 days. Loans held for sale were $56.6 million and $50.9 million at March 31, 2024 and December 31, 2023, respectively. Please see Note 13 — Fair Value, under the “Fair Value Option”, section in this Quarterly Report on Form 10-Q for summary of the fair value and the unpaid principal balance of loans held for sale and the changes in fair value of these loans.

Note 19 — Short-Term Borrowings

Securities Sold Under Agreements to Repurchase (“Repurchase agreements”)

Repurchase agreements represent funds received from customers, generally on an overnight or continuous basis, which are collateralized by investment securities owned or, at times, borrowed and re-hypothecated by the Company. Repurchase agreements are subject to terms and conditions of the master repurchase agreements between the Company and the client and are accounted for as secured borrowings. Repurchase agreements are included in Securities Sold Under Agreements to Repurchase on the Consolidated Balance Sheets. At March 31, 2024 and December 31, 2023, our repurchase agreements totaled $281.3 million and $241.0 million, respectively. All of our repurchase agreements were overnight or continuous (until-further-notice) agreements at March 31, 2024 and December 31, 2023. These borrowings were collateralized with government, government-sponsored enterprise, or state and political subdivision-issued securities with a carrying value of $397.7 million and $410.4 million at March 31, 2024 and December 31, 2023, respectively. Declines in the value of the collateral would require us to increase the amounts of securities pledged.

Federal Funds Purchased

Federal funds purchased are generally overnight daily borrowings with no defined maturity date. At March 31, 2024 and December 31, 2023, our federal funds purchased totaled $273.4 million and $248.2 million, respectively.

Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank (“FRB”) Borrowings

The Company has from time-to-time entered into borrowing agreements with the FHLB and FRB. Borrowings under these agreements are collateralized by stock in the FHLB, qualifying first and second mortgage residential loans, investment securities, and commercial real estate loans under a blanket-floating lien.

As of March 31, 2024 and December 31, 2023, the Company had $0 and $100.0 million, respectively, of outstanding FHLB borrowings. Net eligible loans of the Company pledged via a blanket lien to the FHLB for advances and letters of credit at March 31, 2024, were approximately $11.3 billion (collateral value of $6.5 billion) and investment securities and cash pledged were approximately $145.4 million (collateral value of $122.9 million). This allows the Company a total borrowing capacity at the FHLB of approximately $6.6 billion. After accounting for letters of credit totaling $2.9 million, the Company had unused net credit available with the FHLB in the amount of approximately $6.6 billion at March 31, 2024. The Company also has a total borrowing capacity at the FRB of $1.8 billion at March 31, 2024 secured by a blanket lien on $2.6 billion (collateral value of $1.8 billion) in net eligible loans of the Company. The Company had no outstanding borrowings with the FRB at March 31, 2024 or December 31, 2023.

Note 20 — Stock Repurchase Program

On April 27, 2022, the Company’s Board of Directors approved a stock repurchase program (“2022 Stock Repurchase Program”) authorizing the Company to repurchase up to 3,750,000 of the Company’s common shares along with the remaining authorized shares of 370,021 from the Company’s 2021 stock repurchase program (“2021 Stock Repurchase Plan”) for a total authorization of 4,120,021 shares. During the first quarter of 2024, the Company repurchased a total of 100,000 shares at a weighted average price of $79.85 per share pursuant to the 2022 Stock Repurchase Program. During 2023, the Company repurchased a total of 100,000 shares at a weighted average price of $67.48 per share pursuant to the 2022 Stock Repurchase Program.

The Company repurchased 95,537 and 43,889 shares at a cost of $8.0 million and $3.4 million, respectively, during the first quarter of March 31, 2024 and 2023 under other arrangements whereby directors or officers surrender shares to the Company to cover the option cost for stock option exercises or tax liabilities resulting from the vesting of restricted stock awards or restricted stock units.

Note 21 — Investments in Qualified Affordable Housing Projects

The Company has investments in qualified affordable housing projects (“QAHPs”) that provide low-income housing tax credits (“LIHTC”) and operating loss benefits over an extended period. Effective January 1, 2024, the Company adopted ASU No. 2023-02 and began to apply the proportional amortization method of accounting for its QAHPs. Prior to the adoption of ASU No. 2023-02, the Company applied the equity method of accounting for its QAHPs. For the three months ended March 31, 2024, the Company recorded $3.8 million in tax credits and other tax benefits and $3.4 million of amortization attributable to the QAHPs within Provision for Income Taxes on its Consolidated Statement of Income. For the three months ended March 31, 2023, the Company recorded $3.6 million of tax credits and other tax benefits within Provision for Income Taxes and amortization of $2.0 million within Other Noninterest Expense on the Consolidated Statement of Income. At March 31, 2024 and December 31, 2023, the Company’s carrying value of QAHPs was $88.5 million and $101.8 million, respectively, recorded in Other Assets on the Consolidated Balance Sheet. The Company had $11.9 million and $12.5 million in remaining funding obligations related to these QAHPs recorded in Other Liabilities on the Consolidated Balance Sheets at March 31, 2024 and December 31, 2023, respectively. For the remaining funding obligations at March 31, 2024, approximately 92% are expected to be funded by 2026. For more information on the adoption of ASU 2023-02, refer to Recent Accounting and Regulatory Pronouncements under Note 3 — Recent Accounting and Regulatory Pronouncements.

Note 22 — Subsequent Events

On April 25, 2024, the Company announced the declaration of a quarterly cash dividend on its common stock at $0.52 per share. The dividend is payable on May 17, 2024 to shareholders of record as of May 10, 2024.